SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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BARE ESCENTUALS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BARE ESCENTUALS, INC.

71 Stevenson Street, 22nd Floor

San Francisco, California 94105

NOTICE OF 2009 ANNUAL MEETING OF

STOCKHOLDERS AND PROXY STATEMENT

To the Stockholders of Bare Escentuals, Inc.:

Notice is hereby given that the Annual Meeting of the Stockholders of Bare Escentuals, Inc., a Delaware corporation, will be held on Wednesday, May 6, 2009 at 8:00 a.m., Pacific daylight time, at the Palace Hotel, located at 2 New Montgomery Street, San Francisco, California 94105, for the following purposes:

1.	To elect our three nominees for director for a three-year term to expire at the 2012 Annual Meeting of Stockholders. Our present board of directors has nominated and recommends for election as director the following persons:

Leslie A. Blodgett

Karen M. Rose

John S. Hamlin

2.	To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 3, 2010.

3.	To transact such other business as may be properly brought before our Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Our board of directors has fixed the close of business on March 25, 2009 as the record date for the determination of stockholders entitled to notice of and to vote at our Annual Meeting and at any adjournment or postponement thereof.

Accompanying this Notice of Annual Meeting is a Proxy. Whether or not you expect to be at our Annual Meeting, please complete, sign and date the enclosed Proxy and return it promptly. If you plan to attend our 2009 Annual Meeting and wish to vote your shares personally, you may do so at any time before the Proxy is voted.

All stockholders are cordially invited to attend the meeting.

By Order of the Board of Directors,

Leslie A. Blodgett
Chief Executive Officer

San Francisco, California

April 6, 2009

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 6, 2009 at 8:00 a.m., Pacific daylight time, at the Palace Hotel, located at 2 New Montgomery Street, San Francisco, California 94105.

The proxy statement and annual report to security holders are available at www.proxyvote.com.

BARE ESCENTUALS, INC.

71 Stevenson Street, 22nd Floor

San Francisco, California 94105

PROXY STATEMENT

For the Year 2009 Annual Meeting of Stockholders

The board of directors of Bare Escentuals, Inc., a Delaware corporation, is soliciting the enclosed proxy for use at our 2009 Annual Meeting of Stockholders to be held on Wednesday, May 6, 2009 at 8:00 a.m., Pacific daylight time, at the Palace Hotel, located at 2 New Montgomery Street, San Francisco, California 94105, and at any adjournments or postponements thereof. We intend to first send this proxy statement and related proxy materials to stockholders of record on or about April 6, 2009.

All stockholders who find it convenient to do so are cordially invited to attend the meeting in person. If your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder. Please note, however, you do not need to attend the meeting in order to vote your shares. In any event, please complete, sign, date and return the enclosed Proxy card in the enclosed envelope.

A proxy may be revoked by written notice to the Corporate Secretary of our company at any time prior to the voting of the proxy, or by executing a later proxy or by attending the meeting and voting in person. Unrevoked proxies will be voted in accordance with the instructions indicated in the proxies, or if there are no such instructions, such proxies will be voted (1) for the election of our board of directors’ nominees for director and (2) for the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment. Shares represented by proxies that reflect abstentions will be treated as present and entitled to vote for purposes of determining the presence of a quorum. Abstentions will be counted toward the vote total for each proposal and will have the same effect as “against” votes. For shares held in “street name” through a broker or other nominee, in the absence of voting instructions from the beneficial owner, the broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Shares represented by these “broker non-votes” will be counted toward the quorum requirement, but do not constitute a vote “for” or “against” any matter and thus will be disregarded in the calculation of “votes cast.”

Stockholders of record at the close of business on March 25, 2009 (the “Record Date”) will be entitled to vote at the meeting or vote by proxy using the enclosed proxy card. As of that date, 91,820,156 shares of our common stock, par value $0.001 per share, were outstanding. Each share of our common stock is entitled to one vote. A majority of the outstanding shares of our common stock entitled to vote, present in person or represented by proxy at our Annual Meeting, constitutes a quorum. A plurality of the votes of the holders of shares present in person or represented by proxy at our Annual Meeting and entitled to vote at the meeting is required to elect directors and the votes of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting is required for the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 3, 2010.

The cost of preparing, assembling and mailing the Notice of Annual Meeting, Proxy Statement and Proxy card will be borne by us. In addition to soliciting proxies by mail, our officers, directors and other regular employees, without additional compensation, may solicit proxies personally or by other appropriate means. It is anticipated that banks, brokers, fiduciaries, other custodians and nominees will forward proxy soliciting materials to their principals, and that we will reimburse such persons’ out-of-pocket expenses. All votes will be tabulated by the Inspector of Elections (the “Inspector”) appointed for the 2009 Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. The Inspector will also determine whether a quorum is present at the 2009 Annual Meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

Our board of directors currently consists of nine members. Our amended and restated certificate of incorporation provides for the classification of our board of directors into three classes, as nearly equal in number as possible, with staggered terms of office and provides that upon the expiration of the term of office for a class of directors, nominees for such class shall be elected for a term of three years or until their successors are duly elected and qualified. Three nominees for director are to be elected as Class III directors at this meeting. The nominees are Leslie A. Blodgett, Karen M. Rose and John S. Hamlin, who are each members of our present board of directors. Mses. Blodgett and Rose were previously elected by the stockholders and Mr. Hamlin was appointed to our board of directors by the board. Mr. Hamlin was recommended for election to our board by one of our non-management directors. The Class II and Class I directors have two years and one year, respectively, remaining on their terms of office.

A plurality of the votes of the holders of the shares present in person or represented by proxy at the 2009 Annual Meeting and entitled to vote on the election of directors is required to elect directors. If no contrary indication is made, proxies in the accompanying form are to be voted for our board of directors’ nominees or, in the event any of such nominees is not a candidate or is unable to serve as a director at the time of the election (which is not currently expected), for any nominee who shall be designated by our board of directors to fill such vacancy. Each person nominated for election has agreed to serve if elected.

Information Regarding Directors

The information set forth below as to the nominees for director has been furnished to us by the nominees and the information regarding the other directors has been furnished to us by such directors:

Nominees for Election to the Board of Directors

For a Three-Year Term Expiring at the

2012 Annual Meeting of Stockholders

Name	Age	Present Position with the Company
Leslie A. Blodgett	46	Director and Chief Executive Officer
Karen M. Rose	60	Director
John S. Hamlin	43	Director

Leslie A. Blodgett has served as Chief Executive Officer and a member of our board of directors and that of our predecessor since 1995. From 1995 until May 2006, Ms. Blodgett also served as President. Prior to joining Bare Escentuals, Ms. Blodgett held various positions at Neutrogena, a dermatology division of Johnson & Johnson, a manufacturer of health care products, Procter & Gamble, Inc., a manufacturer and distributor of household products, and Max Factor, a cosmetics division of Procter & Gamble.

Karen M. Rose has served as a member of our board of directors since May 2006. Ms. Rose has been a business consultant since October 2003. She is a director of Maidenform Brands, Inc., a publicly-held company, and serves as its chairman of the board, chairman of its audit committee and is a member of its compensation committee and nominating and governance committee. Ms. Rose was Group Vice President and Chief Financial Officer of The Clorox Company from December 1997 until her retirement in October 2003. Prior to that, Ms. Rose held various management positions including Director of Finance, Household Products Company and Vice President and Treasurer since joining Clorox in 1978.

John S. Hamlin has served as a member of our board of directors since March 2009. Mr. Hamlin has served as the President and Managing Partner of Bozeman Limited Partnership, a private equity firm, since April 2007. Mr. Hamlin was Senior Vice President, Global eBusiness Group and Global Brand Marketing at Dell Inc., a

publicly-held technology company, from November 2005 through March 2007. In this role Mr. Hamlin was responsible for Dell’s worldwide eBusiness, including online sales, service technology and content development; and Dell’s worldwide brand and advertising strategy. From May 2000 until November 2005 he led Dell’s U.S. Consumer Business, as Vice President and General Manager from May 2000 until January 2003, and then as Senior Vice President and General Manager from January 2003 until November of 2005. In this role he had full profit and loss responsibility for all sales, marketing and service to U.S. consumer customers. In addition to his responsibilities in U.S. Consumer and Global eBusiness, Mr. Hamlin was Senior Vice President of Dell International Services, Dell’s global network of customer care centers, from February 2004 until May 2006. Mr. Hamlin serves on the board of directors of Perficient, Inc., a publicly-held information technology consulting company, Recreational Equipment, Inc. (REI), a consumer cooperative that sells outdoor equipment and clothing, and Spiceworks, a privately-held software company.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A

VOTE “FOR” EACH NOMINEE LISTED ABOVE.

Term Expiring at the

2010 Annual Meeting of Stockholders

Name	Age	Present Position with the Company
Ross M. Jones	43	Chairman and Director
Glen T. Senk	52	Director
Kristina M. Leslie	44	Director

Ross M. Jones has served as chairman of our board of directors since July 2004 and has served as a member of our board of directors since June 2004. Mr. Jones is a Managing Director of Berkshire Partners LLC, a private equity investment partnership which he joined in 1993. Mr. Jones became a Managing Director of Berkshire Partners LLC in 2000 and is or has been a director of several of Berkshire Partners LLC’s consumer, retailing, manufacturing, and business services companies including having served on the board of directors of Carter’s, Inc., a public company, and the private companies N.E.W. Asurion Corporation, AVW-TelAv Inc., Sterling Collision Centers, Inc., and Thomas Built Buses, Inc.

Glen T. Senk has served as a member of our board of directors since November 2004. Mr. Senk has served as a director of Urban Outfitters, Inc., a publicly-held retail and wholesale lifestyle specialty company, since 2004 and of Tory Burch, Inc., a privately-held apparel company, since 2006. Mr. Senk joined Urban Outfitters as President of Anthropologie, Inc., in 1994 and was named Executive Vice President of Urban Outfitters in 2002. He has served as Chief Executive Officer of Urban Outfitters since 2007.

Kristina M. Leslie has served as a member of our board of directors since November 2007. Ms. Leslie served as Chief Financial Officer of DreamWorks Animation SKG, Inc., a developer and producer of computer-generated animated feature films, from October 2004 until her retirement in February 2007. Previously, she had served as the Chief Financial Officer at DreamWorks SKG from the fall of 2003 and oversaw the corporate finance and strategic planning functions since joining DreamWorks SKG in June 1996.

Members of the Board of Directors Continuing in Office

Term Expiring at the

2011 Annual Meeting of Stockholders

Name	Age	Present Position with the Company
Lea Anne S. Ottinger	50	Director
Ellen L. Brothers	53	Director
Bradley M. Bloom	56	Director

Lea Anne S. Ottinger has served as a member of our board of directors since June 2004. Ms. Ottinger is a principal of LMR Advisors and has served as a strategic business consultant, with a focus on mergers and acquisitions, since 1998. Ms. Ottinger owned and operated several of The Body Shop cosmetic stores between 1990 and 1998. Ms. Ottinger currently serves on the board of directors of Savers, Inc., a privately-held company.

Ellen L. Brothers has served as a member of our board of directors since February 2009. Ms. Brothers has been Executive Vice President of Mattel, a manufacturer of toy products, and President, American Girl Brands, LLC, a wholly owned subsidiary of Mattel, since July 2000. From November 1998 to July 2000, she was Senior Vice President of Operations, Pleasant Company (which merged with and into Mattel on December 31, 2003, followed immediately on January 1, 2004, by an asset transfer to Mattel’s subsidiary American Girl). From January 1997 to November 1998, she was Vice President of the Catalogue Division, Pleasant Company. She joined Pleasant Company in 1995, prior to its acquisition by Mattel in July 1998, as Vice President of Catalogue Marketing.

Bradley M. Bloom has served as a member of our board of directors since June 2004. Mr. Bloom is a Managing Director of Berkshire Partners LLC, which he co-founded in 1986. He is a director of Carter’s, Inc., a public company, and is or has been a director of several of Berkshire Partners LLC’s private consumer and retailing companies including the private companies Citizens of Humanity, LLC, Acosta, Inc., Gordon Brothers Group, Sterling, Inc., America’s Best Contacts and Eyeglasses, L.P., and Miami Cruiseline Services Holdings I.B.V.

Information Regarding Board of Directors and Corporate Governance

Meetings and Independence

During 2008, our board of directors held five meetings, our audit committee held eight meetings, our compensation committee held five meetings and our nominating/corporate governance committee held four meetings. No director who served as a director during the past year attended fewer than 75% of the aggregate of the total number of meetings of our board of directors and the total number of meetings of committees of our board of directors on which he or she served.

Although our company does not have a formal policy regarding attendance by members of our board of directors at our Annual Meeting, we encourage all of our directors to attend. At the 2008 Annual Meeting, six of our directors attended.

As required under the listing standards of the Nasdaq Stock Market, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. After review of all relevant identified transactions or relationships between each director, or any of his or her family members, and our company, senior management and independent auditors, our board has affirmatively determined that the following directors are independent directors within the meaning of the applicable Nasdaq listing standards: Bradley M. Bloom, Ellen L. Brothers, John S. Hamlin, Ross M. Jones, Kristina M. Leslie, Lea Anne S. Ottinger, Karen M. Rose and Glen T. Senk. In making this determination, our board found that none of these directors or nominees for director had a material or other disqualifying relationship with our company.

Board Committees

Our board of directors has established three standing committees: the audit committee, the compensation committee and the nominating/corporate governance committee.

Audit Committee. Our audit committee currently consists of Kristina M. Leslie, Lea Anne S. Ottinger and Karen M. Rose, each of whom is a non-management member of our board of directors. Ms. Rose serves as the chair of this committee. Our board of directors has determined that Ms. Leslie, Ms. Ottinger and Ms. Rose satisfy the independence requirements of the Nasdaq Stock Market and the Securities and Exchange Commission, or the SEC. Our board of directors has determined that Ms. Rose and Ms. Leslie qualify as “audit committee financial experts” as that term is defined in the rules and regulations established by the SEC. The audit committee is governed by a written charter approved by our board of directors. The functions of this committee include:

•	meeting with our management periodically to consider the adequacy of our internal controls and the objectivity of our financial reporting;

•

meeting with our independent auditors, with internal financial personnel and with third-party consultants, who may be engaged to provide Sarbanes-Oxley-related consulting services, regarding these matters;

•	overseeing all internal audit work whether performed by internal financial personnel or by external providers;

•	appointing, approving compensation for, retaining and overseeing the work of our independent auditors and recommending to our board of directors the engagement of our independent auditors;

•	pre-approving audit and non-audit services of our independent auditors;

•

reviewing our audited annual financial statements, our unaudited interim financial statements, and our periodic reports and discussing the statements and reports with our management, including any significant adjustments, management judgments and estimates, new accounting policies and disagreements with management;

•

reviewing the independence and quality control procedures of the independent auditor and the experience and qualifications of the independent auditor’s senior personnel that are providing us audit services;

•	reviewing all related-party transactions for approval;

•

establishing procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

•	preparing the audit committee report for inclusion in the proxy statement.

Both our independent auditors and internal financial personnel regularly meet privately with our audit committee and have unrestricted access to this committee.

Compensation Committee. Through March 10, 2009, our compensation committee consisted of Bradley M. Bloom, Ross M. Jones and Glen T. Senk, each of whom is a non-management member of our board of directors, and Mr. Senk served as the chair of the committee. As of March 10, 2009, our compensation committee consists of Mr. Bloom, Mr. Senk and John S. Hamlin, each of whom is a non-management member of our board of directors, and Mr. Bloom serves as the chair of this committee. Each member of this committee is a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986. The compensation committee is governed by a written charter approved by our board of directors. The functions of this committee include:

•

reviewing and, as it deems appropriate, recommending to our board of directors, policies, practices and procedures relating to the compensation of our directors, officers and other managerial employees and the establishment and administration of our employee benefit plans;

•	exercising authority under our equity incentive plans;

•	reviewing with management the compensation disclosure and analysis prior to its inclusion in our annual report on Form 10-K or proxy statement;

•	preparing the compensation committee report for inclusion in the Form 10-K or proxy statement; and

•	assisting the board of directors in developing and evaluating candidates for key executive positions.

Our compensation committee meets at least four times annually and with greater frequency if necessary. The compensation committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the compensation committee to make presentations, provide financial or other background information or advice or otherwise participate in compensation committee meetings. Our chief executive officer may not participate in or be present during any deliberations or determinations of the compensation committee regarding her compensation. The charter of the compensation committee grants the compensation committee the authority to obtain, at the expense of the company, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the compensation committee considers necessary or appropriate in the performance of its duties. In particular, the compensation committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. During the past fiscal year, the Compensation Committee engaged the Hay Group as compensation consultants. The specific tasks and responsibilities in implementing the directive of the compensation committee are described in greater detail in the section entitled “Executive Compensation.”

Nominating/Corporate Governance Committee. Through March 10, 2009, our nominating/corporate governance committee consisted of Bradley M. Bloom, Ross M. Jones, Glen T. Senk and Ellen L. Brothers, each of whom is a non-management member of our board of directors, and Mr. Jones served as the chair of the committee. As of March 10, 2009, our nominating/corporate governance committee consists of Mr. Jones, Mr. Senk and Ms. Brothers, and Mr. Jones continues to serve as the chair of this committee. The nominating/corporate governance committee is governed by a written charter approved by our board of directors. The functions of this committee include:

•	reviewing and recommending nominees for election as directors;

•	recommending membership of Board committees;

•	assessing the performance of the board of directors;

•	developing guidelines for board composition;

•	recommending processes for annual evaluations of the performance of the board of directors and the chairman of the board of directors;

•	ensuring a succession plan is in place for the chief executive officer and other executive officers; and

•	reviewing and administering our corporate governance guidelines and considering other issues relating to corporate governance.

Compensation Committee Interlocks and Insider Participation

Messrs. Bloom, Jones and Senk served as members of our compensation committee during the last fiscal year, and Mr. Hamlin was appointed to our compensation committee in March 2009. None of the members who served on our compensation committee during the last fiscal year or who currently serve on the compensation committee at any time has been one of our officers or employees. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Director Nomination Process

Director Qualifications

The nominating/corporate governance committee’s goal is to assemble a board of directors that brings to our company a variety of perspectives and skills derived from high quality business and professional experience. In doing so, the nominating/corporate governance committee also considers candidates with appropriate non-business backgrounds.

In evaluating director nominees, the nominating/corporate governance committee considers, among others, the following factors:

•	the appropriate size of our board of directors;

•	personal and professional integrity, ethics and values;

•	experience in corporate management, such as serving as an officer or former officer of a publicly held company;

•	experience in our industry;

•	ability to represent the interests of all stockholders, rather than special interest groups or constituencies;

•	experience as a board member of another publicly held company; and

•	other relevant experience.

Further, the nominating/corporate governance committee believes it is appropriate for at least one member of our board of directors to meet the criteria for an “audit committee financial expert” as defined by the SEC rules, and that a majority of the members of our board of directors meet the definition of “independent director” under the Nasdaq Stock Market qualification standards. The nominating/corporate governance committee also believes it is appropriate for certain key members of our management to participate in board of director meetings.

Other than the foregoing, there are no stated minimum general criteria for director nominees, although the nominating/corporate governance committee may also consider such other factors as it may deem are in the best interests of our company and our stockholders.

Identification and Evaluation of Nominees for Directors

The nominating/corporate governance committee identifies nominees for director by first evaluating the current members of our board of directors willing to continue in service. Current members with qualifications and skills that are consistent with the nominating/corporate governance committee’s criteria for board of directors service and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of our board of directors with that of obtaining a new perspective. The nominating/corporate governance committee welcomes turnover in or additions to the board of directors as it contributes to diversity on the board of directors, brings new viewpoints, approaches and ideas and discourages entrenchment of the board of directors or management. If any member of our board of directors does not wish to continue in service or if our board of directors decides not to re-nominate a member for re-election, the nominating/corporate governance committee identifies the desired skills and experience of a new nominee in light of the criteria above. The nominating/corporate governance committee generally polls our board of directors and members of management for their recommendations. The nominating/corporate governance committee may also review the composition and qualification of the boards of directors of our competitors, and may seek input from industry experts or analysts. Historically, the nominating/corporate governance committee has not relied on third-party search firms to identify candidates for the board of directors, but the nominating/corporate governance committee may in the future choose to do so in those situations where particular qualifications are required or where existing contacts are not sufficient to identify an appropriate candidate.

The nominating/corporate governance committee reviews the qualifications, experience and background of the candidates. Final candidates are interviewed by several of our independent directors and executive management. In making its determinations, the nominating/corporate governance committee evaluates each individual in the context of our board of directors as a whole, with the objective of assembling a group that can best enhance the success of our company and represent stockholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the nominating/corporate governance committee makes its recommendation to our board of directors.

The nominating/corporate governance committee evaluates nominees recommended by stockholders in the same manner as it evaluates other nominees. We have not received director candidate recommendations from our stockholders and do not have a formal policy regarding consideration of such recommendations. However, any recommendations received from stockholders will be evaluated in the same manner that potential nominees suggested by board members, management or other parties are evaluated and such evaluation will be based on the comprehensive criteria for Board membership approved by the nominating/corporate governance committee. Stockholders wishing to suggest a candidate for director should write to our company’s Corporate Secretary. In order to be considered, the recommendation for a candidate must include the following written information: (i) the stockholder’s name and contact information; (ii) a statement that the writer is a stockholder and is proposing a candidate for consideration by the nominating/corporate governance committee; (iii) the name of and contact information for the candidate and a statement that the candidate is willing to be considered and serve as a director, if nominated and elected; (iv) a statement of the candidate’s business and educational experience; (v) information regarding each of the factors listed above, other than that regarding board of directors size and composition, sufficient to enable the nominating/corporate governance committee to evaluate the candidate; (vi) a statement of the value that the candidate would add to our board of directors; (vii) a statement detailing any relationship between the candidate and any customer, supplier or competitor of our company; (viii) detailed information about any relationship or understanding between the proposing stockholder and candidate; and (ix) a list of three character references, including complete contact information for such references. In order to give the committee sufficient time to evaluate a recommended candidate, the recommendation should be received by our Corporate Secretary at our principal executive offices pursuant to the procedures set forth under “Stockholder Proposals.”

Communications with our Board of Directors

Our stockholders and other interested parties may communicate with the independent members of our board of directors or the chairperson of any of the committees of our board of directors by sending correspondence to the attention of the Independent Directors, the Audit Committee Chair, the Compensation Committee Chair or the Nominating/Corporate Governance Committee Chair, as the case may be, in each instance in care of the Corporate Secretary at Bare Escentuals, Inc., 71 Stevenson Street, 22nd Floor, San Francisco, CA 94105.

Our Corporate Secretary will review each communication received in accordance with this process to determine whether the communication requires immediate action. The Corporate Secretary will forward all appropriate communications received, or a summary of such communications, to the appropriate board member(s) prior to the next regularly scheduled meeting of the board following the receipt of the communication. However, we reserve the right to disregard any communication that our Corporate Secretary determines is unduly hostile, threatening, illegal, does not reasonably relate to us or our business, or is similarly inappropriate (such as advertisements), and our Corporate Secretary has the authority to take other appropriate actions with respect to any such inappropriate communications. Our Corporate Secretary will summarize all correspondence not forwarded to our board of directors and make the correspondence available to our board for its review at our board of directors’ request.

Code of Ethics

Our company has established a Code of Business Conduct and Ethics that applies to our officers, directors and employees. The Code of Business Conduct and Ethics contains general guidelines for conducting the business of our company consistent with the highest standards of business ethics, and is intended to qualify as a “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and applicable SEC rules. If we make any substantive amendments to our Code of Business Conduct and Ethics or grant any waiver from a provision of the Code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver in the investor relations section of our website at www.bareescentuals.com.

Corporate Governance Documents

Our company’s corporate governance documents, including current copies of the Audit Committee Charter, Compensation Committee Charter, Nominating/Corporate Governance Committee Charter and Code of Business Conduct and Ethics, are available, free of charge, in the investor relations section of our website at www.bareescentuals.com. Please note, however, that the information contained on the website is not incorporated by reference in, or considered part of, this Proxy Statement. We will also provide copies of these documents, free of charge, to any stockholder upon written request to Corporate Secretary, Bare Escentuals, Inc., 71 Stevenson Street, 22nd Floor, San Francisco, California 94105.

REPORT OF THE AUDIT COMMITTEE1

The audit committee oversees our financial reporting process on behalf of our board of directors. Management has the primary responsibility for the preparation, presentation, and integrity of financial statements, for the appropriateness of the accounting principles and reporting policies that are used and for implementing and maintaining internal control over financial reporting. In fulfilling its oversight responsibilities, the audit committee reviews the audited financial statements in our Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The audit committee has reviewed and discussed the company’s audited financial statements for the fiscal year ended December 28, 2008 and the audit of the effectiveness of the company’s internal control over financial reporting with management and with the company’s independent auditors, Ernst & Young LLP. The audit committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 114, The Auditor’s Communication with Those Charged with Governance, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T, which supersedes SAS No. 61, as amended. The audit committee also received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence and the audit committee discussed the independence of Ernst & Young LLP with that firm. The audit committee has considered the compatibility of non-audit services with the auditors’ independence.

The audit committee discussed with Ernst & Young LLP the overall scope of their audit. The audit committee met with Ernst & Young LLP, with and without management present, to discuss the results of their examination, their evaluation of our internal controls solely as it pertained to their financial statement audit, and the overall quality of our financial reporting.

Based on the reviews and discussions referred to above, the audit committee has recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 28, 2008 for filing with the SEC. The audit committee and our board of directors also have recommended, subject to stockholder approval, the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 3, 2010.

The foregoing report has been furnished by the audit committee.

Karen M. Rose, Chair

Lea Anne S. Ottinger

Kristina M. Leslie

[1]	This report of the audit committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our board of directors and audit committee have selected Ernst & Young LLP as our independent registered public accounting firm for the year ending January 3, 2010 and our board of directors has directed that management submit the selection of independent registered public accounting firm to the stockholders for ratification at the 2009 Annual Meeting. Ernst & Young LLP has audited our financial statements since the fiscal year ended December 31, 2002 through the fiscal year ended December 28, 2008. Representatives of Ernst & Young LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholders are not required to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm. However, we are submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, our board of directors and the audit committee will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, our board of directors and the audit committee in their discretion may direct the appointment of a different independent accounting firm at any time during the year if they determine that such a change would be in the best interests of our company and our stockholders.

The affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP.

Independent Registered Public Accountants Fee Information

The fees billed or expected to be billed by our independent registered public accounting firm, Ernst & Young LLP, for 2008 and 2007 for professional services are as follows:

Audit Fees

Fees for audit services were $1,524,000 in 2008 and $2,043,000 in 2007 and include fees for the audits of our annual financial statements, including the audit of internal control over financial reporting, the review of our periodic reports filed with the SEC and statutory audits required internationally.

Audit-Related Fees

Audit-related fees were $125,000 in 2007. Audit-related fees in 2007 were comprised of due diligence services in connection with our U.K. acquisition. We did not engage Ernst & Young LLP to perform any audit-related services in 2008.

Tax Fees

We did not engage Ernst & Young LLP to perform tax services in 2008 or 2007.

All Other Fees

All other fees were $1,500 in 2008 and $5,000 in 2007 relating to online research software fees.

Audit Committee Policy Regarding Pre-Approval of Audit and Permissible Non-Audit Services of Our Independent Registered Public Accounting Firm

Our audit committee has established a policy that generally requires that all audit and permissible non-audit services provided by our independent registered public accounting firm will be pre-approved by the audit committee. These services may include audit services, audit-related services, tax services and other services. The audit committee considers whether the provision of each non-audit service is compatible with maintaining the independence of our auditors. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. All non-audit services during fiscal years 2008 and 2007 were pre-approved by the audit committee.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE “FOR” PROPOSAL 2.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Set forth below is information relating to the beneficial ownership of our common stock as of March 25, 2009, by:

•	each person known by us to beneficially own more than 5% of our outstanding shares of common stock;

•	each of our directors;

•	each of the named executive officers; and

•	all directors and executive officers as a group.

The number of shares beneficially owned by each stockholder and each stockholder’s percentage ownership in the following table is based on 91,820,156 shares of common stock outstanding as of March 25, 2009. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power and shares of which a person has the right to acquire ownership within 60 days after March 25, 2009, if any. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by them. Unless otherwise indicated, the address of each officer, director and 5% or greater stockholder listed below is c/o Bare Escentuals, Inc., 71 Stevenson Street, 22nd Floor, San Francisco, California 94105.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% and Greater Stockholders
Funds affiliated with Berkshire Partners LLC(1)	18,175,025	19.8%
Berkshire Fund V, Limited Partnership	8,118,746	8.8
Berkshire Fund VI, Limited Partnership	8,835,572	9.6
Berkshire Investors LLC	906,941	1.0
Berkshire Partners LLC	313,766	*
Capital Research Global Investors(2)	9,559,400	10.4
Wellington Management Company, LLP(3)	8,047,550	8.8

Directors and Executive Officers
Shares beneficially owned by Leslie A. Blodgett(4)	6,539,357	7.0
Keith M. Blodgett and Leslie A. Blodgett, trustees of the Blodgett Family Trust dated June 7, 2004	4,696,793	5.1
Myles B. McCormick(5)	601,667	*
Michael Dadario(6)	—	—
James Taschetta(7)	3,000	*
Ross M. Jones(8)(9)	31,105	*
Bradley M. Bloom(8)	51,908	*
Kristina M. Leslie(10)	7,500	*
Lea Anne S. Ottinger(11)	167,603	*
Karen Rose(12)	53,860	*
Glen T. Senk(13)	70,427	*
Ellen L. Brothers(14)	—	—
John S. Hamlin(15)	—	—
All directors and executive officers as a group (11 persons, excluding Mr. Taschetta, who is no longer an executive officer)	7,523,427	8.1

*	Indicates beneficial ownership of less than 1% of the total outstanding common stock.

(1)	(i) 313,766 of these shares are held by Berkshire Partners LLC, (ii) 8,835,572 of these shares are held by Berkshire Fund VI, Limited Partnership, (iii) 8,118,746 of these shares are held by Berkshire Fund V, Limited Partnership and (iv) 906,941 of these shares are held by Berkshire Investors LLC. The business address for these stockholders is c/o Berkshire Partners LLC, One Boston Place, Suite 3300, Boston, MA 02108. Fifth Berkshire Associates LLC (“Fifth Berkshire”) is the general partner of Berkshire Fund V, Limited Partnership (“Berkshire Fund V”) and has voting and investment power for Berkshire Fund V. Sixth Berkshire Associates LLC (“Sixth Berkshire”) is the general partner of Berkshire Fund VI, Limited Partnership (“Berkshire Fund VI”) and has voting and investment power for Berkshire Fund VI. The managing members of Fifth Berkshire include Bradley M. Bloom (who is one of our directors), Kevin T. Callaghan, Richard K. Lubin, Carl Ferenbach, Jane Brock-Wilson, David R. Peeler, Robert J. Small, and our chairman of the board of directors, Ross M. Jones (the “Fifth Berkshire Principals” and together with Michael C. Ascione, Christopher J. Hadley and Lawrence S. Hamelsky, the “Berkshire Principals”). The Berkshire Principals are the managing members of Sixth Berkshire, Berkshire Investors LLC and Berkshire Partners LLC and, as such, may be deemed to possess indirect beneficial ownership of the shares of common stock beneficially owned by Berkshire Fund V, Berkshire Fund VI, Berkshire Investors LLC and Berkshire Partners LLC. However none of the Berkshire Principals, acting alone, has voting or investment power with respect to shares beneficially owned by Berkshire Fund V, Berkshire Fund VI, Berkshire Investors LLC or Berkshire Partners LLC, and as a result, each Berkshire Principal disclaims beneficial ownership of shares of our common stock. Information is based on a Schedule 13G/A jointly filed with the SEC by Berkshire Fund V, Berkshire Fund VI, Berkshire Investors LLC and Berkshire Partners LLC on January 26, 2009.

(2)	The address for Capital Research Global Investors is 333 South Hope Street, Los Angeles, CA 90071. Information is based on a Schedule 13G/A filed with the SEC by Capital Research Global Investors on February 13, 2009. One or more clients of Capital Research Global Investors have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the Common Stock of Bare Escentuals, Inc. Capital Research Global Investors holds more than five percent of the shares of Bare Escentuals, Inc. as of December 31, 2008 on behalf of AMCAP Fund, Inc. Capital Research Global Investors is a division of Capital Research and Management Company.

(3)	The address for Wellington Management Company, LLP is 75 State Street, Boston, MA 02109. Wellington Management Company, LLP in its capacity as investment advisor, may be deemed to beneficially own 8,047,550 shares which are held of record by clients of Wellington Management Company, LLP. Information is based on a Schedule 13G filed with the SEC by Wellington Management Company, LLP on February 17, 2009.

(4)	Includes options to purchase 938,366 shares exercisable within 60 days of March 25, 2009 and includes 4,696,793 shares held of record by trusts for which Ms. Blodgett and her husband have shared voting and investment power. Also includes 300 shares held by Ms. Blodgett’s husband as UTMA custodian for Ms. Blodgett’s son for which Ms. Blodgett’s husband has sole voting and investment power; Ms. Blodgett disclaims beneficial ownership of the shares held by Mr. Blodgett as UTMA custodian.

(5)	Includes options to purchase 362,514 shares exercisable within 60 days of March 25, 2009 and 25 shares held by Mr. McCormick’s wife.

(6)	No options to purchase shares are exercisable nor are any restrictions related to the restricted stock award granted to Mr. Dadario released within 60 days of March 25, 2009.

(7)	Mr. Taschetta, our former Chief Marketing Officer, separated from the company on October 24, 2008. Information is based on a Form 4 filed with the SEC on May 28, 2008. We do not have any other information regarding the current holdings of Mr. Taschetta.

(8)

Messrs. Bloom and Jones are Managing Directors of Berkshire Partners LLC. By virtue of their positions as managing members of each of Berkshire Partners LLC, Berkshire Investors LLC, Fifth Berkshire, the general partner of Berkshire Fund V, and Sixth Berkshire, the general partner of Berkshire Fund VI, Messrs. Bloom and Jones may be deemed to possess beneficial ownership of 18,175,025 shares of common stock beneficially owned by these entities, which represents 19.8% of our outstanding common stock. However, neither Mr. Bloom nor Mr. Jones, acting alone, has voting or investment power with respect to the shares beneficially owned by these entities and, as a result, each of Messrs. Bloom and Jones disclaims beneficial ownership of such shares of our common stock.

(9)	Includes 26,501 shares held by Green Street Capital Foundation, formerly known as LIP Foundation, a charitable foundation, for which Mr. Jones shares voting and investment control with his wife, but in which he has no pecuniary interest.

(10)	Includes options to purchase 7,500 shares exercisable within 60 days of March 25, 2009.

(11)	Includes options to purchase 17,453 shares exercisable within 60 days of March 25, 2009 and 11,500 shares held by each of the Lauren Elizabeth Ottinger 1993 Trust dated 9/28/93, Michael Walter Ottinger 1993 Trust dated 9/28/93 and Ryan Richard Ottinger 1996 Trust dated 11/22/96.

(12)	Includes options to purchase 23,393 shares exercisable within 60 days of March 25, 2009.

(13)	Includes options to purchase 25,653 shares exercisable within 60 days of March 25, 2009.

(14)	No options to purchase shares exercisable within 60 days of March 25, 2009.

(15)	No options to purchase shares exercisable within 60 days of March 25, 2009.

EXECUTIVE OFFICERS

Our Executive Officers

The following table sets forth information regarding our executive officers as of December 28, 2008:

Name	Age	Position
Leslie A. Blodgett	46	Chief Executive Officer and Director
Myles B. McCormick	37	Executive Vice President, Chief Financial Officer and Chief Operating Officer
Michael Dadario	50	President of Retail

Executive Officers

For information on Ms. Blodgett see “Proposal 1—Election of Directors.”

Myles B. McCormick has served as our Chief Financial Officer since December 2004 and our Chief Operating Officer since March 2006. Prior to joining us, Mr. McCormick was Chief Financial Officer for The Gymboree Corporation, an apparel retailer, from February 2002 to December 2004, and Vice President of Finance from May 2001.

Michael Dadario has served as our President of Retail since June 2008. Prior to joining us, Mr. Dadario was Senior Vice President, Retail at Williams-Sonoma, Inc. from September 2004 until June 2008. From September 2002 to September 2004, Mr. Dadario was an executive vice president at J. Crew Group, Inc. Prior to that, Mr. Dadario spent nearly twenty years at Gap, Inc. with increasing levels of responsibility, and ultimately served as Executive Vice President Banana Republic Stores and Operations.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The compensation committee of our board of directors, comprised entirely of independent directors, administers our executive compensation program. The role of the compensation committee is to oversee our compensation and benefit plans and policies, administer our stock plans and review and approve annually all compensation decisions (base salary, variable pay and long-term incentives) relating to all executive officers.

The compensation committee makes all compensation decisions for our chief executive officer and our named executive officers. Our chief executive officer annually reviews the performance of each member of our executive management team (other than the chief executive officer, whose performance is reviewed by the compensation committee). Our chief executive officer is responsible for making a recommendation regarding the base salary, bonus and long-term incentive compensation for each executive officer (other than herself) based upon such reviews. The thresholds for the bonus component of our executive officers’ compensation are based upon our annual earnings financial targets. The recommendations are presented to the compensation committee for its consideration, and the compensation committee makes a final determination regarding salary adjustments and annual award amounts to executives, including our chief executive officer.

We operate in a competitive, dynamic and challenging industry. Our compensation programs are intended to provide a link between the creation of stockholder value and the compensation earned by our executive officers and has been designed to:

•	Attract, motivate and retain superior talent;

•	Encourage high performance and promote accountability;

•	Ensure that compensation is commensurate with our performance and stockholder returns;

•	Provide performance awards for the achievement of financial and operational targets and strategic objectives that are critical to our long-term growth; and

•	Ensure that the executive officers have financial incentives to achieve growth in stockholder value.

To achieve these objectives, the compensation committee has implemented and intends to maintain compensation plans that tie a substantial portion of the executives’ overall compensation to key financial goals. During fiscal year 2007, we began using, and in fiscal year 2008 we continued to use, earnings per share as the primary measure of company performance.

The compensation committee establishes individual executive compensation at levels the committee believes are comparable with executives in other companies of similar size and stages of development that operate in consumer products, cosmetics and other retail industries, taking into account our relative performance and our own strategic goals.

The compensation of our executive officers is comprised of base salaries, an annual corporate incentive cash bonus and long-term equity incentive awards, benefits and severance benefits. In determining specific components of compensation, the compensation committee considers individual performance, level of responsibility, skills and experience, and other compensation awards or arrangements. In addition, great importance is placed on the results achieved by our executive management team as a whole. The compensation committee reviews and approves all elements of compensation for all of our executive officers taking into consideration recommendations from our management as well as information regarding compensation levels at competitors in our industry.

Our compensation committee performs annually a review of our compensation policies, including policies and strategy relating to executive compensation, including the appropriate mix of base salary, bonuses and long-term incentive compensation. The compensation committee also reviews and approves all annual bonus, long-

term incentive compensation, equity incentive award, employee pension and welfare benefit plans (including our 401(k) plan, long-term incentive plan and management incentive plan).

Our chief executive officer, chief financial officer and chief operating officer, and vice president of human resources set salaries and bonus opportunities for employees below the level of vice president and make recommendations with respect to equity incentive awards to people at these levels. They also make recommendations with respect to salary, bonus eligibility and equity incentive awards for our vice presidents and executive officers. Our chief executive officer, chief financial officer and chief operating officer, and vice president of human resources also gather information and provide compensation recommendations in response to requests from the compensation committee. Notwithstanding this input and these recommendations, the compensation committee determines the compensation of our executive officers in executive session.

In order to ensure that we continue to remunerate our executives appropriately, our compensation committee has retained Hay Group, a leading human resource and compensation consulting firm, as our compensation consultant to review our policies and procedures with respect to executive compensation. In its role as our compensation consultant, Hay Group has provided:

•	a general review of competitiveness of compensation for corporate positions at the manager level and above, focusing on market pay by level;

•	an analysis of pay mix (salary, short-term and long-term incentives) by level;

•	a review of, and recommendations on, our bonus plan design and award size for corporate employees; and

•	recommendations on long-term incentive vehicles, eligibility and award size.

In connection with its compensation analysis, Hay Group provides data at the 25th, 50th and 75th percentiles using Hay Group’s Retail Compensation Survey. With respect to short-term and long-term incentive programs, Hay Group reviewed our current bonus and long-term incentive programs and identified opportunities for enhancing the design, particularly given the substantial changes in the macroeconomic conditions and market practices. They also have provided information on market practices for both short-term and long-term incentive plans and alternatives for us to consider. Hay Group has been working with our management in conducting this project, and discussed directly with the compensation committee members market trends and recommendations.

Management and the compensation committee historically have used market surveys and competitive data gathered internally and by consultants in making decisions affecting compensation. Management and the compensation committee have reviewed data focused on consumer products companies, cosmetics companies, retail companies and companies located in the San Francisco Bay Area. The committee has not identified a specific set of peer companies against which we benchmark compensation.

Elements of Compensation

Executive compensation consists of the following elements:

Base Salary. Base salaries for our executives generally are established based on the scope of the executive’s responsibilities, level of experience and individual performance, taking into account both external competitiveness and internal equity considerations. Base salaries are reviewed annually, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience. This review occurs in the first quarter of each year. The compensation committee generally targets base salary at or about the 50th percentile of the Retail Compensation Survey, as adjusted for an individual’s experience, performance and scope of responsibility. Together with the annual cash bonus and long-term incentive compensation reflecting the relative strength of company performance, overall compensation generally approaches the 75th percentile of the Retail Compensation Survey. Our employment agreement with

Ms. Blodgett provides that we may increase, but not decrease, her salary upon such annual reviews. In March 2009, the compensation committee determined that the base salary paid to our named executive officers would not be increased.

Corporate Bonus Plan. Each year we establish a corporate bonus plan to promote the achievement of company financial performance objectives and to incentivize achievement of individual and business unit performance objectives. During fiscal year 2008, we used earnings per share to measure our performance when determining management bonuses. In March 2009, our board of directors determined to change the primary measure of our financial performance from earnings per share to net income before net interest expense, provision for income taxes, depreciation and amortization, or EBITDA. Accordingly, in fiscal year 2009, we will use EBITDA to measure our performance when determining management bonuses. EBITDA facilitates performance comparisons from period to period and company to company by eliminating potential differences caused by variations in capital structures (affecting relative interest expense, including the impact of write-offs of deferred financing costs when companies refinance their indebtedness), the book amortization of intangibles (affecting relative amortization expense) and the age and book value of facilities and equipment (affecting relative depreciation expense). Our board believes that EBITDA is a more appropriate and balanced measure of operational and financial performance than earnings per share, and using EBITDA to measure performance more closely aligns management’s incentives with the longer term objectives and priorities of the company and our stockholders. In addition, the Hay Group indicated that EBITDA is the most prevalent metric in bonus plan design for measuring retail company performance. Target bonus opportunities are established as a percentage of base salary, using survey data for individuals in comparable positions and markets as well as internal comparisons. We believe that providing substantial bonus opportunities as a percentage of compensation ties the executive’s compensation to the goals of increasing our sales and profitability in the next year and aligning management’s incentives with those of our stockholders. Bonus amounts are intended to provide total cash compensation at the market median for individuals in comparable positions and markets when target performance is achieved and above the market median when outstanding financial and operational results are achieved.

Bonus targets are set based on a percentage of base salary. For the fiscal year ended December 28, 2008, Ms. Blodgett’s target bonus was set at 100% of her base salary; Mr. McCormick’s target bonus was set at 75% of base salary; and Mr. Dadario’s and Mr. Taschetta’s target bonuses were each set at 60% of base salary. The bonus to be paid to Mr. Dadario, who joined our company in June 2008, for the fiscal year ended December 28, 2008, was to be prorated based on the time he was employed by the company in fiscal year 2008, but was guaranteed to receive an amount equal to at least 60% of the base salary he was paid in fiscal year 2008. For the fiscal year ending January 3, 2010, Ms. Blodgett’s target bonus is set at 100% of her base salary; Mr. McCormick’s target bonus is set at 75% of base salary; and Mr. Dadario’s target bonus is set at 60% of base salary. At the beginning of each year, the compensation committee establishes target performance levels for the company. Under both the 2008 and 2009 corporate bonus plans, bonus amounts for Ms. Blodgett, Mr. McCormick and Mr. Dadario are set solely based on company performance. Under the 2008 corporate bonus plan, the bonus amount for Mr. Taschetta was also based solely on company performance. For all other employees, bonus amounts depend on our year-end financial results and the individual’s performance against predetermined goals.

Under the 2008 corporate bonus plan, if we achieved less than 97.5% of the earnings per share target established by the compensation committee at the beginning of the year, no bonuses would have been paid under the plan. If we had achieved the 97.5% threshold of the earnings per share target, 50% of the target bonus amount would have been paid out under the plan. Under the 2008 corporate bonus plan, if our earnings per share target was achieved, the plan would have paid out at the target bonus amount. If we had achieved earnings per share between the threshold and target, the percentage of the target bonus amount to be paid would have been determined ratably. In addition, if we would have achieved more than the earnings per share target goal, actual bonuses as a percentage of target bonus amounts would have been determined ratably up to a maximum of 200% of the target bonus. For example, if actual earnings per share was 116% of target earnings per share, participants would have been eligible to receive actual bonuses up to 200% of their target bonuses. The bonus opportunity under the 2008 corporate bonus plan was capped at 200%. For fiscal year 2008, 97.5% of the earnings per share target for the corporate bonus plan was not achieved and as a result, no bonuses were paid under the plan to any employees of the company.

Under the 2009 corporate bonus plan, the EBITDA targets were set by our board of directors at levels in line with our internal budget. If we achieve less than 91.5% of the EBITDA target established by our board at the beginning of the year, no participant will be eligible to receive any specific bonus amount, but 25% of the target bonus amount will be accrued for discretionary bonuses to be determined by our compensation committee with input and guidance from our executive officers. If we achieve the 91.5% threshold of the EBITDA target, the 2009 corporate bonus plan will pay out at 25% of the target bonus amount. If our EBITDA target is fully achieved, the plan will pay out at the target bonus amount. If we achieve an EBITDA between the threshold and target, the percentage of the target bonus amount to be paid will be determined ratably. In addition, if we achieve more than the EBITDA target goal, actual bonuses as a percentage of target bonus amounts will be determined ratably up to a maximum of 200% of the target bonuses. For example, if actual EBITDA in fiscal year 2009 is 113% of target EBITDA, participants will be eligible to receive actual bonuses up to 200% of their target bonuses. For fiscal year 2009, the bonus opportunity is capped at 200%.

Long-Term Incentive Compensation. We believe that long-term incentives are an integral part of the overall executive compensation program and that our long-term performance will be enhanced through the use of equity awards that reward our executives for maximizing stockholder value over time. We have designed our long-term incentive compensation to provide opportunities for executives and employees to achieve total compensation levels in the top quartile of the market for outstanding company performance. Our corporate strategy is to seek to expand our brand and sales globally, thereby resulting in increased stockholder value and earnings per share each year. Therefore, by having a competitive long-term incentive compensation structure, we are able to provide incentives to our employees to continue to seek opportunities to maximize our growth. We historically have elected to use stock options as the primary long-term equity incentive vehicle and in 2007 our board of directors adopted stock ownership guidelines for our executives. While cash compensation and bonuses provide incentive for our full-time employees to encourage near-term growth and outstanding individual performance, equity incentive awards provide incentive for longer-term growth.

Stock Options. Our 2006 Equity Incentive Award Plan, or the 2006 plan, authorizes us to grant options to purchase shares of common stock to our employees, directors and consultants. We also have options outstanding under our 2004 Equity Incentive Plan, or the 2004 plan, but we will not be granting additional options or making any other equity awards under the 2004 plan. Our compensation committee oversees the administration of our equity incentive plans. Historically, our board and compensation committee have made stock option grants at an employee’s commencement of employment and, occasionally, following a significant change in job responsibilities or to meet other special retention objectives. The compensation committee also granted “make whole” options in connection with our recapitalizations between June 2004 and June 2006 to address in part the impact of the extraordinary dividends on the value of outstanding options. In making such awards, the compensation committee has considered the recommendations of members of management.

In November 2007, the compensation committee adopted long-term incentive guidelines providing for ranges of stock option grants to be made to executives and other employees upon hiring and promotion and stock option grants made on an annual or periodic basis. The compensation committee determined to adopt the long-term incentive guidelines with respect to equity awards by considering market practices noted in the market surveys. In addition, the compensation committee also evaluated the age and exercise prices of the options already granted to the company’s employees. The “make whole” options granted between June 2004 and 2006 will be fully vested between June 2009 and June 2011, and therefore, the compensation committee determined that, in order to keep the desired equity incentive structure, we needed to provide additional equity incentives to our employees.

In 2008, the named executive officers were awarded stock options and restricted stock in the amounts indicated in the section entitled “Grants of Plan-Based Awards.” All stock options granted by us prior to our initial public offering on September 29, 2006 were made at what our board of directors determined to be the fair market value of our common stock on the respective grant dates. Since our initial public offering on September 29, 2006, we have made option grants based on the closing market value of our stock as reported on the Nasdaq Global Select Market on the date of grant. Our stock options are non-qualified stock options and those granted prior to November 2007 typically vest 20% per year based upon continued employment over a five-year period, and generally expire ten years after the date of grant. After November 2007, as a result of the Hay Group’s recommendation of current trends, the compensation committee approved new comprehensive long-term incentive guidelines whereby stock options would typically vest 25% per year based upon continued employment over a four-year period and generally expire seven years after the date of grant.

We expect to continue to use stock options as our primary long-term incentive compensation because:

•	stock options and the related vesting period help attract and retain executives;

•

the value received by the recipient of a stock option is based on the growth of the stock price; therefore, stock options enhance the executives’ incentive to increase our stock price and maximize stockholder value; and

•

stock options help to provide a balance to the overall executive compensation program as base salary and our annual bonus plan focus on short-term compensation, while stock options reward executives for increases in stockholder value over the longer term.

In determining the number of shares covered by stock options to be granted to executives, as set forth in the long-term incentive guidelines, we take into account the individual’s position, scope of responsibility, ability to affect profits and stockholder value and the value of stock options in relation to other elements of the individual executive’s total compensation. In December 2006, we adopted a policy regarding equity awards, which the compensation committee amended in November 2007. This policy remained in effect during 2008 and was not changed. Under this policy, as amended, our full board of directors will take action with respect to any equity awards made to our chief executive officer and our non-employee directors. The compensation committee will grant stock options and other equity awards to employees at the level of vice president and above, promoted employees and newly eligible employees. The chief executive officer will make grants of options to newly hired employees at the director level and below, provided that such grants are to be within the ranges specified in the long term incentive guidelines in an amount to any individual not greater than 10,000 options and in an aggregate amount not to exceed 50,000 options in any given month. The policy further provides that, subject to limited exceptions, grants of equity awards made to promoted employees will be made at quarterly meetings of the compensation committee and routine, annual grants will be made during the first open trading window under our insider trading plan following annual performance reviews of our employees and executives. Grants to newly hired employees would be made on the 15th of each month (or the next business day when the 15th of the month falls on a weekend or a holiday) with respect to new hires occurring in the immediately preceding month.

Participants in our equity incentive plans recognize taxable income from stock option awards when a vested option is exercised. We generally receive a corresponding tax deduction for compensation expense in the year of exercise. The amount included in the participant’s wages, and the amount we may deduct is equal to the common stock price when the stock options are exercised less the exercise price multiplied by the number shares acquired upon exercise of the stock options. We do not pay or reimburse any participant for any taxes due upon exercise of a stock option.

Stock Appreciation Rights. The 2006 plan authorizes us to grant stock appreciation rights, or SARs. An SAR represents a right to receive the appreciation in value, if any, of our common stock over the base value of the SAR. To date, we have not granted any SARs under the 2006 plan. While the compensation committee currently does not plan to grant any SARs under our 2006 plan, it may choose to do so in the future as part of a review of the executive compensation strategy.

Restricted Stock and Restricted Stock Units. Our 2006 plan authorizes us to grant restricted stock and restricted stock units. To date, we have granted a restricted stock award to Mr. Dadario upon his joining the company and to Mr. Hamlin upon his appointment to our board of directors. To date, we have not granted any restricted stock units. While the compensation committee has not yet widely granted restricted stock or restricted stock units to executives under our 2006 plan, it may choose to do so in the future as part of a review of the executive compensation strategy.

401(k) Defined Contribution Plan. All eligible full-time and part-time employees who meet certain age and service requirements may participate in our 401(k) Retirement Savings Plan, or 401(k) plan. In fiscal year 2008, we made matching contributions to the 401(k) plan equal to 50% of each participating employee’s contribution up to 8% of the employee’s compensation per pay period. Any participant contributions under the 401(k) plan are fully vested at all times and any contributions made by us generally vest based on the number of years the participant has participated in the 401(k) plan. A participant will be 33.3% vested in our contributions (and any hypothetical or deemed investment earnings or loss attributable to such contributions) for each year of service with our company with which he or she is credited.

In fiscal year 2009, we will make matching contributions to the 401(k) plan equal to 100% of each participating employee’s contributions up to 2% of the employee’s compensation per pay period. In fiscal year 2008, Mr. Dadario and Mr. Taschetta were the only named executive officers who participated in the 401(k) plan. We made discretionary contributions in the amounts of $5,276 and $7,761 for Mr. Dadario and Mr. Taschetta, respectively, in connection with their contributions to the plan during fiscal year 2008. In fiscal year 2007, we made contributions on behalf of Mr. Taschetta in the amount of $313.

Non-Qualified Deferred Compensation Plan. Under the terms of the company’s deferred compensation plan, our eligible highly compensated employees, including each of our named executive officers, may elect to defer the receipt of a portion of the base salary and/or bonus they would otherwise have received when earned. Specifically, participants in the deferred compensation plan may elect to contribute 1% to 50% of their base salary and 1% to 100% of any bonuses, with the minimum deferral amount equal to $2,500. The participant is, at all times, fully vested in his or her own deferrals. We may, but are not obligated to, contribute to the deferred compensation plan on behalf of employees in the form of discretionary contributions, contributions matching the deferrals made by participants, or both. Participants become vested in any company contributions (and any gains thereon) over a period of five years of service, with amounts becoming fully vested prior to such time in the event of death, disability, termination of the plan, certain terminations of employment following a change in control, or the participant reaching the “retirement” age of 65. In fiscal year 2008, we made discretionary matching contributions equal to 50% of pre-tax deferrals, up to a maximum of 6% of the employee’s total compensation. We have decided not to make a matching contribution for fiscal year 2009.

Amounts deferred under the deferred compensation plan are deemed invested in the investment funds selected by the participant from the various funds available under the deferred compensation plan. The funds in the deferred compensation plan offer substantially the same asset classes as available under our 401(k) plan, except that the offered funds are managed by different fund families. Participants can make changes in the allocations of their deferred compensation accounts on a monthly basis, provided that the deferred compensation plan limits the number of fund changes a participant can make within each calendar quarter, whereas our 401(k) plan does not have such limitations. Deferrals are adjusted for earnings and losses in the deemed investments.

Upon termination of a participant’s employment with us (including a termination after reaching retirement age), the participant will receive a distribution in the form of either two equal annual installments or a lump sum payment, as previously elected by the participant. In the event of the participant’s death or disability prior to the participant’s termination of employment, the participant or participant’s beneficiary will receive a lump sum distribution. Payments may also be made in the event of an unforeseeable emergency. Any payments upon a termination of employment will be subject to a six month delay if and as required under Section 409A of the U.S. Internal Revenue Code of 1986, as amended.

In fiscal year 2008, Mr. Taschetta was the only one of our named executive officers who participated in this plan. We made a discretionary contribution in the amount of $8,678 for the benefit of Mr. Taschetta in connection with his contributions to the plan during fiscal 2008.

Other Benefits. Our executives are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, long and short-term disability and life insurance, in each case on the same basis as our other employees. We also offer to senior management, including our named executive offers, additional benefits, such as paid transportation and parking costs. The compensation committee believes that these perquisites are less generous than our competitors’ practices and are consistently administered by level.

Stock Ownership Guidelines

In June 2007, our board of directors adopted stock ownership guidelines to help ensure that our chief executive officer and other executive officers remain focused on the long-term interests of our stockholders and our long-term strategic objectives. These guidelines are as follows:

•

within five years from the earlier of hire date or implementation of the stock ownership guidelines, our chief executive officer must own or hold shares, restricted stock or stock options having an aggregate market value equal to eight times the annual salary then in effect during that year for our chief executive officer; and

•

within five years from the earlier of hire date or implementation of the stock ownership guidelines, our chief financial officer and chief operating officer must own or hold shares, restricted stock or stock options having an aggregate market value equal to five times his annual salary then in effect.

These guidelines are subject to modifications in situations involving dramatic and unexpected changes in stock price or other circumstance our board deems appropriate.

Summary Compensation Table

The following table shows information regarding the compensation earned by our chief executive officer, chief financial officer, and our other executive officer at December 28, 2008 and one former executive officer who departed from our company during the fiscal year. No other individuals served as executive officers during the fiscal year ended December 28, 2008. We refer to these persons as our “named executive officers” elsewhere in this proxy statement.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)		Stock Awards ($)(4)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Leslie A. Blodgett	2008	$702,691	$—		$—	$2,084,965	$—	$—	$29,410	(5)	$2,817,066
Chief Executive Officer	2007	681,123	—		—	2,084,965	650,00	—	47,126	(5)	3,463,214
	2006	600,000	—		—	1,750,682	1,054,800	—	30,873,465	(5)	34,278,947

Myles B. McCormick	2008	429,620	—		—	555,146	—	—	15,130	(6)	999,896
Executive Vice President, Chief Financial Officer and Chief Operating Officer	2007	392,308	—		—	449,369	300,000	—	18,442	(6)	1,160,119
	2006	350,000	—		—	374,778	430,710	—	681,848	(6)	1,837,336

Michael Dadario	2008	209,421	260,000	(3)	144,956	799	—	—	17,620	(7)	632,796
President of Retail(1)

James M. Taschetta	2008	278,045	—		—	77,850	—	—	400,159	(8)	756,054
Former Chief Marketing Officer(2)	2007	66,250	—		—	19,729	40,603	—	—		126,582

(1)	Mr. Dadario commenced employment in June 2008 at an annual salary of $400,000 per year.

(2)	Mr. Taschetta commenced employment in October 2007 at an annual salary of $325,000 per year and ceased employment with us in October 2008.

(3)	Amount includes a guaranteed incentive bonus of $140,000 and a one-time signing bonus of $120,000 paid upon commencement of Mr. Dadario’s employment.

(4)	Amounts reflect the compensation cost for fiscal years ended 2008, 2007 and 2006 associated with the named executive officer’s options and stock awards, calculated in accordance with SFAS 123(R) and using a Black-Scholes valuation model. Includes amounts attributable to awards granted in and prior to the applicable year. However, as required by applicable rules, amounts shown in the table exclude the impact of estimated forfeitures related to service-based vesting conditions. Please see the “Grants of Plan-Based Awards” table below for more information regarding stock option and restricted stock awards granted in 2008. See Note 2 of Notes to Consolidated Financial Statements for a discussion of the assumptions made in determining grant date fair value and compensation costs of equity awards included in our Annual Reports on Form 10-K for the applicable years.

(5)	Amount for 2008 includes $14,880 for car allowance and parking and $14,530 in employer contributions for medical, dental, life insurance, disability and other benefits. Amount for 2007 includes $28,690 in employer contributions for medical, dental, life insurance, disability and other benefits, $14,640 for car allowance and parking and $3,796 for personal use of executive assistant approximately 5% of the time. Amount for 2006 includes $30,844,200 related to dividends received by Ms. Blodgett in connection with the 2006 Recapitalization on shares she previously received upon exercise of stock options, $14,640 for car allowance and parking, and $14,625 in employer contributions for medical, dental, life insurance, disability and other benefits.

(6)

Amount for 2008 includes $11,050 in employer contributions for medical, dental, life insurance, disability and other benefits and $4,080 for parking. Amount for 2007 includes $14,602 in employer contributions for medical, dental, life insurance, disability and other benefits and $3,840 for parking. Amount for 2006 includes $669,088 related to dividends received by Mr. McCormick in connection with the 2006 Recapitalization on shares he previously received upon exercise of stock options, $8,920 in employer contributions for medical, dental, life insurance, disability and other benefits, and $3,840 for parking.

(7)	Amount for 2008 includes $6,840 for car allowance and parking, $5,504 in employer contributions for medical, dental, life insurance and disability and other benefits and $5,276 discretionary matching contribution made by us under our 401(k) plan (none of which was vested as of the fiscal year ended December 28, 2008).

(8)	Includes $335,010 for severance payment received by Mr. Taschetta in accordance with his employment offer letter, pursuant to which he was entitled to 12 months of base salary, $36,389 accrued vacation pay, $8,921 in employer contributions for medical, dental, life insurance and disability and other benefits, $8,678 discretionary matching contributions made by us under our deferred compensation plan (all of which was forfeited by Mr. Taschetta upon his cessation of employment with us in October 2008), $7,761 discretionary matching contribution made by us under our 401(k) plan, and $3,400 for parking. Of the $7,761 in contributions made by us under our 401(k) plan, at the time he ceased being an employee of the company, Mr. Taschetta had vested in and was eligible to receive $2,584 of the contributions.

Grants of Plan-Based Awards in Fiscal 2008

The following table sets forth certain information with respect to grants of plan-based awards for the year ended December 28, 2008 to the named executive officers.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards						Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Option (#)	Exercise or Base Price of Options Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Threshold ($)		Target ($)		Maximum ($)(3)		Threshold ($)	Target ($)	Maximum ($)
Leslie A. Blodgett		$350,000		$700,000		$1,400,000

Myles B. McCormick		163,125		326,250		652,500
	3/12/2008											50,000	$24.34	$524,800
	12/22/2008											125,000	4.30	303,850

Michael Dadario		—	(2)	—	(2)	280,000	(2)
	6/3/2008										50,000			994,000
	12/22/2008											80,000	4.30	194,464

James M. Taschetta(1)		83,414	(1)	166,827	(1)	333,654	(1)
	3/12/2008											20,000	24.34	209,920

(1)	Mr. Taschetta ceased employment with us in October 2008. The amounts of estimated future payouts under non-equity incentive plan awards represent the amounts that Mr. Taschetta could have earned under the plan had he remained employed with the company through December 28, 2008.

(2)	Mr. Dadario was guaranteed an annual incentive of at least 60% of his 2008 base earnings that was not dependent on achieving the earnings per share target established. The amount shown in the table reflects the maximum amount that he was eligible to earn if the target was exceeded. The amount guaranteed is reported in the Summary Compensation Table in the column under the heading “Bonus.”

(3)	The named executive officers’ bonus opportunities under the 2008 corporate bonus plan were capped at 200% of base salary. For information about the amounts actually paid to our named executive officers under the 2008 corporate bonus plan, see the column “Non-Equity Incentive Plan Compensation” in the “Summary Compensation Table.”

(4)

Amount reflects the full grant date fair value of each target equity award computed in accordance with SFAS 123(R) and using a Black-Scholes valuation model. See Note 2 of Notes to Consolidated Financial

Statements included in our Annual Reports on Form 10-K for the applicable years for a discussion of the assumptions made in determining grant date fair value. These amounts do not correspond to the actual value that will be recognized by the named executive officers.

Discussion of Summary Compensation and Plan-Based Awards Tables

Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the Grants of Plan Based Awards table was paid or awarded, are described above in the section entitled “Compensation Discussion and Analysis.” A summary of certain material terms of our compensation plans and arrangements is set forth below.

Employment Agreements and Arrangements

Employment Agreement. We originally entered into an employment agreement with Leslie A. Blodgett as our chief executive officer on May 3, 2004, and subsequently amended that agreement on August 2, 2005 and May 31, 2006. On December 19, 2008, we entered into an amended and restated employment agreement with Ms. Blodgett. Pursuant to her employment agreement, Ms. Blodgett is required to devote her full business time and her best efforts, business judgment, skill and knowledge exclusively to our business and affairs. However, she is permitted to continue her membership in the Young Presidents Organization, join two additional corporate boards of entities that are not our competitors and continue her membership and involvement in an advisory capacity with JH Partners, LLC. Her base salary set forth in her employment agreement is $700,000, retroactive to January 1, 2008 and may be adjusted annually for cost of living increases as determined by the compensation committee of the board of directors, in its sole discretion. She is also eligible for an annual bonus at the 100% target level under our annual bonus plan. The amended and restated employment agreement has an initial term through December 31, 2009 and provides for automatic one-year extensions unless either party provides the other with written notice 60 days prior to the end of the term. Ms. Blodgett’s employment agreement also contains a nonsolicitation clause pursuant to which she may not, for a period of 18 months following her termination of employment, solicit for hire or attempt to hire any employee of the company or encourage any employee of the company to terminate employment. For a discussion of the amounts payable to Ms. Blodgett under the employment agreement upon termination of employment, see the section entitled “Additional Severance and Change in Control Provisions – Leslie A. Blodgett” below.

Name and Likeness License. We have entered into a Name and Likeness License Agreement with Ms. Blodgett pursuant to which she will grant us an exclusive, worldwide license to use her name, likeness, image, voice, signature, photograph and other elements or attributes of her persona, identity or personality for our products and services. The license is royalty-free and perpetual, except as described below. We are currently the owner of the primary trademarks employed in our business and, under the license agreement, we will generally have the right to develop and register in our name trademarks that incorporate Ms. Blodgett’s name and likeness and to use exclusively these marks in our business. If Ms. Blodgett ceases to serve as an officer of our company in a general management role, we will continue to have the license rights contemplated by the license agreement, including the right to use those marks for any new business, as long as such new business is substantially consistent with the image, look and goodwill of the licensed marks at the time that Ms. Blodgett ceased to serve as an officer.

In the event that we terminate Ms. Blodgett’s employment without “cause” or she terminates her employment for “good reason,” each as defined in her employment agreement, the license will cease to be exclusive, and we will be limited in our ability to create new marks incorporating her name, likeness, image, voice, signature, photograph and other elements or attributes of her persona, identity or personality for our products and services. In these circumstances, Ms. Blodgett would receive the right to use her name in other businesses that could directly compete with us. If Ms. Blodgett’s employment terminates under these circumstances, Ms. Blodgett would receive a 1% royalty on net revenues we derive from any of our products or services bearing any of the licensed marks. Ms. Blodgett will have the right to terminate the license agreement on 180 days notice beginning three years after the later of her ceasing to be an officer of our company in a general management role or ceasing to be a member of the board of directors; provided that we will retain a perpetual, non-exclusive license to use the intellectual property covered by the license agreement in products or services we sold or provided prior to her ceasing to be an officer, including following a termination of the license agreement. Either party may terminate the license agreement upon a material breach by the other party following notice and an opportunity to cure. The license agreement contains various customary provisions regarding our obligations to preserve the quality of the licensed marks and to protect these marks from infringement by third parties.

Severance Rights Agreement. On December 18, 2008, we entered into a Severance Rights Agreement with each of Mr. McCormick and Mr. Dadario that provides for certain payments following termination of employment. For a discussion of those agreements, see the sections entitled “Additional Severance and Change in Control Provisions – Myles B. McCormick” and “Additional Severance and Change in Control Provisions – Michael Dadario” below.

Employee Benefit Plans

2006 Equity Incentive Award Plan

Under the 2006 Equity Incentive Award Plan, or the 2006 plan, a total of 4,500,000 shares of our common stock (or the equivalent in other equity securities) have been initially reserved for issuance pursuant to a variety of stock-based compensation awards, including stock options, stock appreciation rights, or SARs, restricted stock awards, restricted stock unit awards, deferred stock awards, dividend equivalent awards, performance share awards, performance stock unit awards, stock payment awards, performance-based awards and other stock-based awards, including the number of shares remaining available for future awards under our 2004 Equity Incentive Plan as of September 28, 2006, the effective date of the 2006 plan. The number of shares initially reserved for issuance or transfer pursuant to awards under the 2006 plan will be increased by the number of shares represented by awards outstanding under our 2004 Equity Incentive Plan that are forfeited or cancelled, or that expire or terminate, on or after September 28, 2006, including any shares that are forfeited by the holder or repurchased by the company pursuant to the terms of the relevant award agreement at a price not greater than the original purchase price paid. As of December 28, 2008, options to purchase a total of 350 shares of our common stock had been exercised, options to purchase 1,518,350 shares of our common stock were outstanding and 4,131,681 shares of our common stock remained available for grant. As of December 28, 2008, the outstanding options were exercisable at a weighted average exercise price of $12.36 per share.

In the event of a “change in control,” as defined in the 2006 plan, where the acquiror does not assume or replace awards granted under the 2006 plan, awards issued under the 2006 plan will be subject to accelerated vesting such that 100% of such awards will become vested and exercisable or payable, as applicable. In addition, the administrator will also have complete discretion to structure one or more awards under the 2006 plan to provide that such awards will become vested and exercisable or payable on an accelerated basis in the event such awards are assumed or replaced with equivalent awards but the individual’s service with us or the acquiring entity is subsequently terminated within a designated period following the change in control event. At this time, it is anticipated that a participant’s awards under the 2006 plan will become vested and exercisable (if applicable) in full in the event the participant’s employment or service with us or the acquiring entity is subsequently terminated within 18 months following the change in control event. The administrator may also make appropriate adjustments to awards under the 2006 plan and is authorized to provide for the acceleration, cash-out, termination, assumption, substitution or conversion of such awards in the event of a change in control or certain other unusual or nonrecurring events or transactions.

We filed with the SEC a registration statement on Form S-8 covering the shares of our common stock issuable under the 2006 plan.

2004 Equity Incentive Plan

We adopted our 2004 Equity Incentive Plan, or the 2004 plan, in June 2004. We initially reserved a total of 11,564,718 shares of our common stock for issuance under the 2004 plan. As of December 28, 2008, options to purchase a total of 4,025,379 shares of our common stock had been exercised, options to purchase 3,550,729 shares of our common stock were outstanding and zero shares of our common stock remained available for grant. As of December 28, 2008, the outstanding options were exercisable at a weighted average exercise price of $2.37 per share.

No additional awards will be granted under the 2004 plan, and the shares represented by awards outstanding under the 2004 plan that expire without having been exercised or that are cancelled, forfeited or repurchased will become available for grant under the 2006 plan.

In the event of certain “covered transactions,” as defined in the 2004 plan, where the acquiror does not assume or replace awards granted under the 2004 plan, awards issued under the 2004 plan will terminate as of the date of the change in control. Our compensation committee may make appropriate adjustments to awards under the 2004 plan and is authorized to provide for the acceleration, cash-out, assumption, substitution or conversion of such awards.

All of the option agreements for time-vesting nonqualified stock options, or NQSOs, granted under the 2004 plan provide that such options will become vested and exercisable in full upon the occurrence of a covered transaction. Further, the option agreements for all outstanding performance-vesting NQSOs provide that the time-vesting criteria of such options will be deemed fully satisfied on the acquisition of a “qualifying sale transaction,” as defined in the 2004 plan.

We filed with the SEC a registration statement on Form S-8 covering the shares of our common stock issuable under the 2004 plan.

Outstanding Equity Awards at 2008 Fiscal Year-End

The following table sets forth certain information with respect to outstanding equity awards at December 28, 2008 with respect to the named executive officers.

	Option Awards									Stock Awards
Name	Option/ Award Grant Date		Number of Securities Underlying Unexercised Options (#) (Exercisable)		Number of Securities Underlying Unexercised Options (#) (Unexercisable)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(8)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Leslie A. Blodgett	7/22/2004	(1)	505,125		505,125	—	$0.47	(4)	7/21/2014	—	—	—	—
	7/22/2004	(1)	265,855		265,855	—	0.47	(4)	7/21/2014	—	—	—	—
	12/13/2005	(1)	97,281		97,280	—	2.39	(5)	12/12/2015	—	—	—	—
	6/30/2006	(1)	70,105		210,314	—	8.87		6/29/2016	—	—	—	—

Myles B. McCormick	12/30/2004	(1)	156,000		156,000	—	0.47	(4)	12/29/2014	—	—	—	—
	12/30/2004	(1)	84,000		84,000	—	0.47	(4)	12/29/2014	—	—	—	—
	4/4/2005	(1)	13,440		13,440	—	0.64	(6)	4/3/2015	—	—	—	—
	4/4/2005	(1)	24,960		24,960	—	0.64	(6)	4/3/2015	—	—	—	—
	12/13/2005	(1)	19,864		13,242	—	2.39	(5)	12/12/2015	—	—	—	—
	6/30/2006	(1)	32,550		48,823	—	8.87		6/29/2016	—	—	—	—
	3/12/2008	(2)	—		50,000	—	24.34		3/11/2015	—	—	—	—
	12/22/2008	(2)	—		125,000	—	4.30		12/21/2015	—	—	—	—

Michael Dadario	6/3/2008	(3)	—		—	—	—		—	50,000	$230,500	—	—
	12/22/2008	(2)	—		80,000	—	4.30		12/21/2015	—	—	—	—

James M. Taschetta(7)	10/17/2007		8,750	(7)	—	—	26.37		10/16/2014	—	—	—	—

(1)	Options vest annually at a rate of 20% per year commencing on the first anniversary of the grant date.

(2)	Options vest annually at a rate of 25% per year commencing on the first anniversary of the grant date.

(3)	Restricted stock vests annually at a rate of 25% per year commencing on the first anniversary of the grant date.

(4)	In connection with our June 2006 recapitalization, the compensation committee of our board of directors exercised its discretion under our 2004 Equity Incentive Plan and reduced the exercise price from $0.71 to $0.47 to address in part the impact of the extraordinary dividend on the value of the options.

(5)	In connection with our June 2006 recapitalization, the compensation committee of our board of directors exercised its discretion under our 2004 Equity Incentive Plan and reduced the exercise price from $3.61 to $2.39 to address in part the impact of the extraordinary dividend on the value of the options.

(6)	In connection with our June 2006 recapitalization, the compensation committee of our board of directors exercised its discretion under our 2004 Equity Incentive Plan and reduced the exercise price from $0.97 to $0.64 to address in part the impact of the extraordinary dividend on the value of the options.

(7)	Mr. Taschetta ceased employment with us in October 2008. The number of securities underlying unexercised options is as of Mr. Taschetta’s last day of employment with us.

(8)	Represents unvested restricted stock awards under our 2006 Equity Incentive Award Plan multiplied by the closing price of our common stock on December 26, 2008, which is the last business day before our fiscal year end on December 28, 2008. The ultimate value will depend on the value of our common stock on the actual vesting date.

Option Exercises and Stock Vested in Fiscal 2008

During the fiscal year ended December 28, 2008 no options were exercised by our named executive officers nor did any restricted stock awards granted to our named executive officers vest.

Pension Benefits

We do not have any plan that provides for payments or other benefits at, following, or in connection with, retirement.

Non-Qualified Deferred Compensation for Fiscal 2008

The following table sets forth certain information with respect to non-qualified deferred compensation contributions in the fiscal year ended December 28, 2008 with respect to the participating named executive officer.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)		Aggregate Earnings in Last FY ($)		Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
James M. Taschetta	$17,357	$8,678	(1)	$(13,406	)(1)	$—	$12,629

(1)	The amount shown in the column under the heading “Registrant Contributions in Last FY” in the table above is reported in the Summary Compensation Table in the column under the heading “All Other Compensation,” but the amount in the column under the heading “Aggregate Earnings in Last FY” in the table above, because it reflects a decrease, is not included in any of the amounts shown in such table. Mr. Taschetta forfeited the amount indicated in the column under the heading “Registrant Contributions in Last FY” in the table above in connection with his cessation of employment with us in October 2008.

For a description of our deferred compensation plan, please see the section entitled “Compensation Discussion and Analysis – Elements of Compensation – Non-Qualified Deferred Compensation Plan” above.

DIRECTOR COMPENSATION

The following table sets forth a summary of the compensation we paid to our non-employee directors in the fiscal year ended December 28, 2008. John C. Hansen resigned from our board of directors on April 15, 2008 and Michael J. John’s term of office as a member of our board expired on May 15, 2008. Neither Mr. Hansen nor Mr. John was paid any compensation by us in fiscal year 2008.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Ross M. Jones	$—	$—	$—	$—	$—	$—	$—
Bradley M. Bloom	—	—	—	—	—	—	—
Lea Anne S. Ottinger	53,000	—	40,864	—	—	—	93,864
Karen M. Rose	63,000	—	111,212	—	—	—	174,212
Glen T. Senk	56,000	—	43,346	—	—	—	99,346
Kristina M. Leslie	51,000	—	94,453	—	—	—	145,453

(1)	Amount reflects the compensation cost for the year ended December 28, 2008 associated with the options held by the non-employee directors above, calculated in accordance with SFAS 123(R) and using a Black-Scholes valuation model. Includes amounts attributable to options granted in and prior to the applicable year. However, as required by applicable rules, amounts shown in the table exclude the impact of estimated forfeitures related to service-based vesting conditions. See Note 2 of Notes to Consolidated Financial Statements included in our Annual Reports on Form 10-K for the applicable years for a discussion of assumptions made by the company in determining grant date fair value and compensation costs of our equity awards.

The following table details information with respect to all options to purchase our common stock held by our non-employee directors outstanding on December 28, 2008:

Name	Option Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)		Option Expiration Date
Lea Anne S. Ottinger	11/29/2004	(1)	7,500	—	$0.47	(5)	11/28/2014
	12/13/2005	(2)	1,633	—	2.39	(6)	12/12/2015
	6/30/2006	(2)	820	410	8.87		6/29/2016
	5/15/2008	(3)	—	7,500	19.06		5/14/2015

Karen M. Rose	5/31/2006	(2)	15,000	7,500	5.56	(7)	5/30/2016
	6/30/2006	(2)	893	446	8.87		6/29/2016
	5/15/2008	(3)	—	7,500	19.06		5/14/2015

Glen T. Senk	11/29/2004	(2)	15,000	—	0.47	(5)	11/28/2014
	12/13/2005	(2)	1,633	—	2.39	(6)	12/12/2015
	6/30/2006	(2)	1,520	760	8.87		6/29/2016
	5/15/2008	(3)	—	7,500	19.06		5/14/2015

Kristina M. Leslie	11/28/2007	(4)	—	22,000	19.75		11/27/2014
	5/15/2008	(3)	—	7,500	19.06		5/14/2015

(1)	Options vest at a rate of 33.3% per year commencing on the first anniversary of the vesting start date of June 10, 2004.

(2)	Options vest at a rate of 33.3% per year commencing on the first anniversary of the grant date.

(3)	Options vest 100% on the first anniversary of the grant date.

(4)	Options vest 100% on the third anniversary of the grant date.

(5)	In connection with our June 2006 recapitalization, the compensation committee of our board of directors exercised its discretion under our 2004 Equity Incentive Plan and reduced the exercise price from $0.71 to $0.47 to address in part the impact of the extraordinary dividend on the value of the options.

(6)	In connection with our June 2006 recapitalization, the compensation committee of our board of directors exercised its discretion under our 2004 Equity Incentive Plan and reduced the exercise price from $3.61 to $2.39 to address in part the impact of the extraordinary dividend on the value of the options.

(7)	In connection with our June 2006 recapitalization, the compensation committee of our board of directors exercised its discretion under our 2004 Equity Incentive Plan and reduced the exercise price from $8.43 to $5.56 to address in part the impact of the extraordinary dividend on the value of the options.

The full grant date fair values of option grants to our directors in the fiscal year ended December 28, 2008 are as follows:

Name	Grant Date	Number of Securities Underlying Options (#)	Exercise Price ($)	Grant Date Fair Value ($)
Lea Anne S. Ottinger	5/15/2008	7,500	$19.06	$56,519
Karen M. Rose	5/15/2008	7,500	19.06	56,519
Glen T. Senk	5/15/2008	7,500	19.06	56,519
Kristina M. Leslie	5/15/2008	7,500	19.06	56,519

Effective June 2007, the compensation committee of our board of directors established an annual cash compensation arrangement for our non-employee directors who are not affiliated with Berkshire Partners LLC under which each non-employee directors not affiliated with Berkshire Partners LLC receives an annual $30,000 retainer for serving as a director. In addition, each of them receives $2,500 for attendance at each regular board meeting, $1,000 for attendance at each other board meeting (including monthly updates by phone) and $1,000 for attendance at each board committee meeting. In addition, the chairman of our audit committee will receive an additional $10,000 per year and the chairman of our compensation committee will receive an additional $5,000 per year. In addition to this cash compensation, we reimburse all non-employee directors for all reasonable out-of-pocket expenses arising out of performance of their duties as directors.

In addition, in November 2007, our board of directors approved an annual equity incentive award program for our non-employee directors pursuant to which we will grant each of them at the time of the annual meeting of stockholders, either restricted stock, restricted stock units or non-qualified stock options, at their option, having a value of $60,000 at the time of grant, which will vest on the one-year anniversary of the date of grant. In 2008, our non-employee directors affiliated with Berkshire Partners LLC declined receiving their annual equity incentive award grants. In November 2007, our board also determined to grant an initial equity award to new non-employee directors of restricted stock, restricted stock units or non-qualified stock options, at each such director’s election, having a value of $250,000 on the date of grant, which would vest upon the three-year anniversary of such director’s appointment or election to the board of directors provided that such director continued to serve through such anniversary.

SEVERANCE AND CHANGE IN CONTROL PAYMENTS

We have entered into agreements and maintain plans that may require us to make payments and/or provide certain benefits to our named executive officers in the event of a termination of their employment or a change in control. The following tables and narrative disclosure summarize the potential payments to each named executive officer assuming that one of the events listed in the tables below occurs. The tables assume that the event occurred on December 28, 2008, the last day of our last completed fiscal year. Our 2004 Equity Incentive Plan and our 2006 Equity Incentive Award Plan contain change of control provisions as described above. See the section entitled “Employee Benefit Plans.” For purposes of estimating the value of amounts of equity compensation to be received in the event of a termination of employment or change in control, we have assumed a price per share of our common stock of $4.61, which represents the closing market price of our common stock as reported on the Nasdaq Global Select Market on December 26, 2008, which is the last business day before our fiscal year end on December 28, 2008.

Additional Severance and Change in Control Provisions

Leslie A. Blodgett

Termination due to Death or Disability. Ms. Blodgett’s employment agreement will terminate upon her death or disability. Disability is defined as her becoming disabled by illness, injury, accident or condition of either a physical or psychological nature, resulting in her being unable to perform substantially all of her duties and responsibilities with or without reasonable accommodation, for 120 days during any period of 365 consecutive days. In the event Ms. Blodgett’s employment is terminated due to death or disability, she or her estate, as applicable, is entitled to receive (i) any earned but unpaid amounts of her base salary and bonus compensation, (ii) a pro-rated portion of any bonus she would have earned for the year in which the termination as a result of her death or disability occurred, based on actual performance for and period of time she served during such year, payable when we generally pay bonuses to employees, (iii) accrued vacation and (iv) reimbursable expenses unpaid at the date of termination. In the event she becomes disabled, the board of directors may designate another employee to act in her place during any period of disability, and she is entitled to receive her base salary and benefits, reduced by any disability income benefits she receives under our disability income plan.

Termination for Cause. We may terminate at any time Ms. Blodgett’s employment agreement for cause. Cause is defined as Ms. Blodgett’s:

•	commission of a felony or crime involving dishonesty or moral turpitude;

•	commission of any fraud, theft, embezzlement, misappropriation of funds, material breach of fiduciary duty as an officer or member of the board of directors or serious act of dishonesty;

•

failure to follow the reasonable instructions of the board of directors, which failure does not cease within 15 days after written notice specifying such failure in reasonable detail is given to Ms. Blodgett by the board of directors;

•	engaging in conduct likely to make us or any of our affiliates subject to criminal liabilities, other than those arising from our normal business activities; or

•

willful engagement in any other conduct or gross negligence, in either case that involves a material breach of fiduciary obligation on the part of Ms. Blodgett as an officer or member of the board of directors, or that could reasonably be expected to have a material adverse effect upon the business interests or reputation of us or any of our affiliates.

Upon termination for cause, Ms. Blodgett is not entitled to any payment or benefit other than the payment of accrued base salary, accrued vacation and reimbursable expenses unpaid at the date of termination and the availability of health insurance coverage under COBRA.

Termination by Us Other than for Cause or Resignation with Good Reason. The employment agreement provides Ms. Blodgett with certain severance benefits in the event her employment is terminated by us other than for cause, or if she resigns with “good reason.” “Good reason” is defined as:

•	a failure by us to continue Ms. Blodgett as chief executive officer;

•	the material diminution of nature or scope of her responsibilities, duties or authority;

•	a material breach of the employment agreement by us;

•	requiring her to report to anyone other than the board of directors,; or

•	requiring her to relocate her primary company office outside of the San Francisco, California area.

In order to terminate her employment for “good reason,” Ms. Blodgett must provide us with written notice of the occurrence of any of the events or conditions listed above within 30 days of such occurrence. Upon receiving such notice, we have 30 days to cure the event or condition, and if we do not, Ms. Blodgett must then resign within 30 days after the expiration of the cure period.

Upon a termination of Ms. Blodgett’s employment other than for cause, or if she resigns with “good reason,” we are required to pay her accrued base salary, accrued vacation and reimbursable expenses unpaid at the date of termination. Provided Ms. Blodgett executes a release of claims and complies with her obligations under her confidentiality and invention assignment agreements, we are also required to pay her severance in the amount of her then-current base salary for 18 months, 150% of the bonus she received for the most recently completed bonus year, and an additional $7,000 which she may, but is not required to, use to pay the premiums upon converting her company-provided group life insurance policy into an individual policy. Such severance is required to be paid in 18 equal monthly installments commencing on the date of such termination, unless applicable tax rules require a delay in payment. If such a delay is required, no severance payments will be made to Ms. Blodgett for six months following her termination, but Ms. Blodgett will receive a lump-sum payment representing the severance payments so deferred after the expiration of such six-month period. In addition, the remaining installment payments will be made in accordance with the original schedule. In addition, to the extent permitted by the terms of the applicable plans, subject to any applicable employee contribution, we will be required to continue to contribute to the cost of participation by Ms. Blodgett, her spouse and her eligible dependents in our welfare plans for a period of 18 months after termination.

Resignation Other than for Good Reason. Ms. Blodgett may also terminate her employment agreement other than for good reason at anytime upon 30 days’ notice to us. In the event of termination, our board of directors may elect to waive or reduce the period of notice and may at its discretion elect to pay Ms. Blodgett her base salary for the notice period (or any remaining portion of the period). Upon termination, we are required to pay Ms. Blodgett her accrued base salary, accrued vacation and reimbursable expenses unpaid at the date of termination. Ms. Blodgett will not be entitled to receive any annual bonus after the provision of notice of such termination.

Termination Following a Change in Control. In the event we terminate Ms. Blodgett’s employment other than for cause or she resigns for good reason within 12 months of a change in control (as defined in our 2006 Equity Incentive Award Plan), her severance benefits are in the same amount and paid under the same terms and conditions as prior to a change in control. In addition, upon such termination following a change in control, the unvested equity awards held by Ms. Blodgett will be fully vested. If it is determined that any payment or benefit provided to Ms. Blodgett would result in an excise tax under the golden parachute provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Ms. Blodgett would be entitled to receive either (i) all the payments and benefits to which she is entitled under her employment agreement without regard to the excise tax so imposed or (ii) an amount of payments and benefits that are reduced such that the excise tax does not apply, whichever maximizes her total after-tax payments, as determined by the company’s independent accountants.

The following table quantifies certain payments which may become due to Ms. Blodgett.

Executive Benefits and Payments upon Termination*

	Termination Due to Death or Disability		Termination for Cause		Termination by Us Other than for Cause or Resignation with Good Reason		Resignation Other than for Good Reason		Termination Following a Change in Control
Compensation:
Base salary	$27,338	(1)	$27,338	(1)	$27,338	(1)	$27,338	(1)	$27,338	(1)
Severance payment	—		—		1,050,000	(3)	—		1,050,000	(3)
Annual bonus incentive	—		—		—	(4)	—		—	(4)
Unvested and accelerated stock Options	—		—		—		—		3,412,160	(8)
Excise tax gross-up	—		—		—		—		—	(9)
Other	—		—		7,000	(5)(6)	—	(5)	7,000	(6)

Benefits and perquisites:
Medical benefits	—		—		20,708	(7)	—		20,708	(7)
Accrued vacation pay	80,769	(2)	80,769	(2)	80,769	(2)	80,769	(2)	80,769	(2)

*	The table assumes that the event occurred on December 28, 2008, the last day of our last completed fiscal year.

(1)	Represents earned but unpaid salary as of December 28, 2008.

(2)	Based on six weeks available to Ms. Blodgett at December 28, 2008.

(3)	Represents 18 months of base salary.

(4)	Represents 150% of the annual bonus incentive earned for fiscal year ended 2008, the most recently completed bonus year.

(5)	Under the Name and Likeness License Agreement between Ms. Blodgett and us, in the event that we terminate Ms. Blodgett’s employment without “cause” or she terminates her employment for “good reason,” each as defined in her employment agreement, Ms. Blodgett will be entitled to receive a 1% royalty on net revenues we derive from any of our products or services bearing her name, likeness, image, voice, signature, photograph and other elements or attributes of her persona, identity or personality. For more information about the Name and Likeness License Agreement, see the section entitled “Employment Agreements and Arrangements—Name and Likeness License.”

(6)	Ms. Blodgett may use, but is not required to use, this amount to convert her company life insurance policy into an individual policy.

(7)	Represents 18 months of medical benefits.

(8)	All unvested options held by Ms. Blodgett will become vested and exercisable in full upon the occurrence of a covered transaction. Amount calculated by multiplying the number of shares subject to the options by the difference between the closing price of our common stock on December 26, 2008, which is the last business day before our fiscal year end on December 28, 2008 and the respective exercise prices of unvested options subject to acceleration. Does not include amounts related to vested options.

(9)

Based on the following assumptions, the payments and benefits payable to Ms. Blodgett upon a termination of employment in connection with a change in control would not be subject to the excise tax under Sections 280G and 4999 of the Internal Revenue Code: (1) base amount calculations were based on Ms. Blodgett’s average W-2 compensation for the period from 2003-2007, (ii) a statutory federal income tax rate of 35%, a California income tax rate of 9.8% and a Medicare tax rate of 1.45%, (iii) equity awards and other one-time bonuses made within one year of the change in control transaction were presumed to be in contemplation of the transaction, and (iv) stock options that became vested upon employment termination were valued based on their intrinsic value on December 28, 2008 (i.e., the positive difference between the stock’s fair market value on that date and the exercise price or purchase price, if any). As a result, the table includes the full amount due to Ms. Blodgett under the terms of her employment agreement.

Myles B. McCormick

Mr. McCormick’s employment with us is “at will,” and may be terminated by either him or us for any reason. On December 19, 2008, we entered into a severance rights agreement with Mr. McCormick, which specifies the amounts he is entitled to receive upon a termination of employment, as described below.

Termination for Cause, due to Death or Disability or Resignation. In the event that Mr. McCormick’s employment is terminated by us for cause, or Mr. McCormick terminates his employment for any reason or as a result of his death or disability, Mr. McCormick or his estate, as applicable, is entitled to receive any accrued base salary, accrued vacation and reimbursable expenses unpaid at the date of termination.

For this purpose, cause is defined as Mr. McCormick’s:

•	conviction of, or a plea of guilty or nolo contendere to, a felony;

•	breach of any confidentiality, assignment of inventions or other agreement between us and Mr. McCormick; or

•

open disregard of his responsibilities to the company and refusal to devote substantial time and energy to the business and affairs of the company within 30 days after written notice to Mr. McCormick by the board of directors that he has consistently failed to do so.

Termination by Us Other than for Cause. In the event we terminate Mr. McCormick’s employment other than for cause, we are required to pay him accrued base salary, accrued vacation and reimbursable expenses unpaid at the date of termination. Provided Mr. McCormick executes a release of claims and complies with his obligations under any confidentiality, assignment of inventions or other agreement with the company, we are also required to pay him a severance benefit in the form of a lump sum cash payment equal to 12 months of his then current base salary. The severance benefit is to be paid to Mr. McCormick on the 30th day following his termination, except to the extent applicable tax rules require a six-month delay in payment. If such a delay is required, the severance will be paid in the form of a lump sum cash payment after the end of six months following Mr. McCormick’s termination.

Termination Following a Change in Control. In the event we terminate Mr. McCormick’s employment other than for cause or he resigns for “good reason” within 12 months after a change in control (as defined in our 2006 Equity Incentive Award Plan), we are required to pay him accrued base salary, accrued vacation and reimbursable expenses unpaid at the date of termination. Provided that Mr. McCormick executes a release of claims and complies with his obligations under any confidentiality, assignment of inventions or other agreement with the company, we are also required to pay him a severance benefit in the form of a lump sum cash payment equal to 12 months of his then current base salary and 100% of his cash bonus earned in the prior year, and to continue to contribute to the cost of participation by Mr. McCormick and his eligible dependents in our welfare plans for up to 12 months following the termination. Additionally, the unvested equity awards then held by Mr. McCormick will become fully vested. If it is determined that any payment or benefit provided to Mr. McCormick would result in an excise tax under the golden parachute provisions of the Code, Mr. McCormick would be entitled to receive either (i) all the payments and benefits to which he is entitled under the severance rights agreement without regard to the excise tax so imposed or (ii) an amount of payments and benefits that are reduced such that the excise tax does not apply, whichever maximizes his total after-tax payments, as determined by the company’s independent accountants.

“Good reason” is defined as:

•	a material reduction in Mr. McCormick’s base salary;

•	a material diminution in his position or responsibilities;

•	requiring that he relocate his principal place of employment to a location that would increase his one-way commute by more than 25 miles; or

•	a material breach of the severance rights agreement by us.

In order to terminate his employment for “good reason,” Mr. McCormick must provide us with written notice of the occurrence of any of the events or conditions listed above within 30 days of such occurrence. Upon receiving such notice, we have 30 days to cure the event or condition, and if we do not, Mr. McCormick must then resign within 30 days after the expiration of the cure period.

The following table quantifies certain payments which may become due to Mr. McCormick.

Executive Benefits and Payments upon Termination*

	Termination Due to Death or Disability		Termination for Cause		Termination by Us Other than for Cause		Resignation		Termination Following a Change in Control
Compensation:
Base salary	$16,731	(1)	$16,731	(1)	$16,731	(1)	$16,731	(1)	$16,731	(1)
Severance payment	—		—		435,000	(3)	—		435,000	(3)
Annual bonus incentive	—		—		—		—		300,000	(4)
Unvested and accelerated stock options	—		—		—		—		1,176,558	(5)
Excise tax gross-up	—		—		—		—		—	(6)

Benefits and perquisites:
Medical benefits	—		—		—		—		14,058	(7)
Accrued vacation pay	50,193	(2)	50,193	(2)	50,193	(2)	50,193	(2)	50,193	(2)

*	The table assumes that the event occurred on December 28, 2008, the last day of our last completed fiscal year.

(1)	Represents earned but unpaid salary as of December 28, 2008.

(2)	Based on vacation days accrued as of December 28, 2008.

(3)	Represents 12 months of base salary.

(4)	Represents 100% of the annual bonus incentive earned for fiscal year 2007, the year prior to the year termination occurs.

(5)	All unvested options held by Mr. McCormick will become vested and exercisable in full upon the occurrence of a covered transaction. Amount calculated by multiplying the number of shares subject to the options by the difference between the closing price of our common stock on December 26, 2008, which is the last business day before our fiscal year end on December 28, 2008 and the respective exercise prices of unvested options subject to acceleration. Does not include amounts related to vested options.

(6)	Based on the following assumptions, the payments and benefits payable to Mr. McCormick upon a termination of employment in connection with a change of control would not be subject to the excise tax under Sections 280G and 4999 of the Internal Revenue Code: (1) base amount calculations were based on Mr. McCormick’s average W-2 compensation for the period from 2005-2007, (ii) a statutory federal income tax rate of 35%, a California income tax rate of 9.8% and a Medicare tax rate of 1.45%, (iii) equity awards and other one-time bonuses made within one year of the change in control transaction were presumed to be in contemplation of the transaction, and (iv) stock options that became vested upon employment termination were valued based on their intrinsic value on December 28, 2008 (i.e., the positive difference between the stock’s fair market value on that date and the exercise price or purchase price, if any). As a result, the table includes the full amount due to Mr. McCormick under the terms of his employment agreement.

(7)	Represents 12 months of medical benefits.

Michael Dadario

Mr. Dadario’s employment with us is “at will,” and may be terminated by either him or us for any reason. On December 19, 2008, we entered into a severance rights agreement with Mr. Dadario, which specifies the amounts he is entitled to receive upon a termination of employment, as described below.

Termination for Cause, due to Death or Disability or Resignation. In the event we terminate Mr. Dadario’s employment for cause, or Mr. Dadario terminates his employment for any reason or as a result of his death or disability, Mr. Dadario or his estate, as applicable, is entitled to receive any accrued base salary, accrued vacation and reimbursable expenses unpaid at the date of termination.

Cause is defined as Mr. Dadario’s:

•	conviction of, or a plea of guilty or nolo contendere to, a felony;

•	breach of any confidentiality, assignment of inventions or other agreement between us and Mr. Dadario; or

•

open disregard of his responsibilities to the company and refusal to devote substantial time and energy to the business and affairs of the company within 30 days after written notice to Mr. Dadario by the board of directors that he has consistently failed to do so.

Termination by Us Other than for Cause. Upon a termination of Mr. Dadario other than for cause, we are required to pay him accrued base salary, accrued vacation and reimbursable expenses unpaid at the date of termination. Provided that Mr. Dadario executes a release of claims and complies with his obligations under any confidentiality, assignment of inventions or other agreement with the company, we are also required to pay him a severance benefit in the form of a lump sum cash payment equal to 12 months of his then current base salary. The severance benefit will be paid on the 30th day following his termination, except to the extent applicable tax rules require a six-month delay in payment. If such a delay is required, the severance benefit will be paid in the form of a lump sum after the end of six months following Mr. Dadario’s termination.

Termination Following a Change in Control. In the event we terminate Mr. Dadario’s employment other than for cause or he resigns for “good reason” within 12 months after a change in control (as defined in the 2006 plan), we are required to pay him accrued base salary, accrued vacation and reimbursable expenses unpaid at the date of termination. Provided that Mr. Dadario executes a release of claims and complies with his obligations under any confidentiality, assignment of inventions or other agreement with the company, we are also required to pay him a severance benefit in the form of a lump sum cash payment equal to 12 months of his then current base salary and 100% of his cash bonus earned in the prior year, and to continue to contribute to the cost of participation by Mr. Dadario and his eligible dependents in our welfare plans for a up to 12 months following the termination. Additionally, the unvested equity awards then held by Mr. Dadario will become fully vested. If it is determined that any payment or benefit provided to Mr. Dadario would result in an excise tax under the golden parachute provisions of the Code, Mr. Dadario would be entitled to receive either (i) all the payments and benefits to which he is entitled under the severance rights agreement without regard to the excise tax so imposed or (ii) an amount of payments and benefits that are reduced such that the excise tax does not apply, whichever maximizes his total after-tax payments, as determined by the company’s independent accountants.

“Good reason” is defined as:

•	a material reduction in Mr. Dadario’s base salary;

•	a material diminution in his position or responsibilities;

•	requiring that he relocate his principal place of employment to a location that would increase his one-way commute by more than 25 miles; or

•	a material breach of the severance rights agreement by us.

In order to terminate his employment for “good reason,” Mr. Dadario must provide us with written notice of the occurrence of any of the events or conditions listed above within 30 days of such occurrence. Upon receiving such notice, we have 30 days to cure the event or condition, and if we do not, Mr. Dadario must then resign within 30 days after the expiration of the cure period.

The following table quantifies certain payments which may become due to Mr. Dadario.

Executive Benefits and Payments upon Termination*

	Termination Due to Death or Disability		Termination for Cause		Termination by Us Other than for Cause		Resignation		Termination Following a Change in Control
Compensation:
Base salary	$15,385	(1)	$15,385	(1)	$15,385	(1)	$15,385	(1)	$15,385	(1)
Severance payment	—		—		400,000	(3)	—		400,000	(3)
Annual bonus incentive	—		—		—		—		—	(4)
Unvested and accelerated stock options and restricted stocks	—		—		—		—		255,300	(5)
Excise tax gross-up	—		—		—		—		—	(6)

Benefits and perquisites:
Medical benefits	—		—		—		—		57,418	(7)
Accrued vacation pay	6,856	(2)	6,856	(2)	6,856	(2)	6,856	(2)	6,856	(2)

*	The table assumes that the event occurred on December 28, 2008, the last day of our last completed fiscal year.

(1)	Represents earned but unpaid salary as of December 28, 2008.

(2)	Based on vacation days accrued as of December 28, 2008.

(3)	Represents 12 months of base salary.

(4)	Represents 100% of the annual cash bonus incentive earned for fiscal year 2007, the year prior to the year the termination occurs. Mr. Dadario joined the company in June 2008 and was not employed by the company in fiscal year 2007.

(5)	All unvested options and restricted stocks held by Mr. Dadario will become vested and exercisable in full upon the occurrence of a covered transaction. Amount calculated by multiplying the number of shares subject to the options by the difference between the closing price of our common stock on December 26, 2008, which is the last business day before our fiscal year end on December 28, 2008 and the respective exercise prices of unvested options subject to acceleration. Does not include amounts related to vested options.

(6)	Based on the following assumptions, the payments and benefits payable to Mr. Dadario upon a termination of employment in connection with a change of control would not be subject to the excise tax under Sections 280G and 4999 of the Internal Revenue Code: (1) base amount calculations were based on Mr. Dadario’s average W-2 compensation for 2008 (since he commenced employment with us during 2008), (ii) a statutory federal income tax rate of 35%, a California income tax rate of 9.8% and a Medicare tax rate of 1.45%, (iii) equity awards and other one-time bonuses made within one year of the change in control transaction were presumed to be in contemplation of the transaction, and (iv) restricted stock and stock options that became vested upon employment termination were valued based on their intrinsic value on December 28, 2008 (i.e., the positive difference between the stock’s fair market value on that date and the exercise price or purchase price, if any). As a result, the table includes the full amount due to Mr. Dadario under the terms of his employment agreement.

(7)	Represents 12 months of medical benefits.

Limitation of Liability and Indemnification of Officers and Directors

As permitted by Section 102 of the Delaware General Corporation Law, provisions in our amended and restated certificate of incorporation and bylaws limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as directors. The duty of care generally requires that when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Our amended and restated certificate of incorporation also authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law.

As permitted by Section 145 of the Delaware General Corporation Law, our bylaws provide that:

•	we may indemnify our directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

•

we may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

•	the rights provided in our bylaws are not exclusive.

We have entered, and intend to continue to enter, into separate indemnification agreements with each of our directors and officers which may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements generally require us, among other things, to indemnify our officers and directors against liabilities that may arise by reason of their status or service as directors or officers other than liabilities arising from willful misconduct. These indemnification agreements also generally require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified.

At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification by us is sought, nor are we aware of any threatened litigation or proceeding that may result in a claim for indemnification.

We have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances.

COMPENSATION COMMITTEE REPORT2

We have reviewed and discussed with management the Compensation Discussion and Analysis provisions to be included in this proxy statement. Based on this review and discussion, we recommended to the board of directors that the Compensation Discussion and Analysis referred to above be included in this proxy statement and incorporated into the company’s annual report on Form 10-K for the fiscal year ended December 28, 2008.

The foregoing has been furnished by the compensation committee.

Bradley M. Bloom, Chair

Glen T. Senk

John S. Hamlin

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information regarding the securities authorized for issuance under our equity compensation plans as of December 28, 2008.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	5,069,079	$5.36	4,131,681
Equity compensation plans not approved by security holders	—	—	—
Total	5,069,079	$5.36	4,131,681

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Since December 30, 2007, we have not been a participant in any transaction in which any of our directors, executive officers or holders of more than 5% of our capital stock (including related persons specified in Instructions to S-K 404(a)) had or will have a direct or indirect material interest, in which the amount involved in the transaction exceeds $120,000, other than compensation and employment arrangements described under the sections entitled “Executive Compensation” and “Director Compensation” above.

Review and Approval of Related Person Transactions

Pursuant to our Audit Committee Charter, the audit committee of our board of directors is responsible for reviewing and approving all transactions with related persons required to be disclosed pursuant to Item 404 of SEC Regulation S-K. We have not adopted written procedures for review of, or standards for approval of, these transactions, but instead the audit committee of our board of directors intends to review such transactions on a case by case basis. Should we have the need to enter into a transaction with a related person, we would strive to

[2]	The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the SEC and is not deemed to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, other than the Company’s Annual Report on Form 10-K, where it shall be deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

obtain terms and pay or receive consideration, as applicable, in connection with the transactions that are comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

In addition, the compensation committee of our board of directors and/or our board of directors will review and approve all compensation-related policies involving our directors and executive officers.

Indemnification Agreements and Directors’ and Officers’ Liability Insurance

We have entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements generally require us to indemnify these individuals to the fullest extent permitted by Delaware law. For more information regarding these agreements, see the section entitled “Limitation of Liability and Indemnification of Officers and Directors” above. In addition, we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

Under Section 16(a) of the Securities Exchange Act of 1934, as amended, directors, officers and beneficial owners of ten percent or more of our common stock (“Reporting Persons”) are required to report to the SEC on a timely basis the initiation of their status as a Reporting Person and any changes regarding their beneficial ownership of our common stock. Based solely on our review of such forms received and the written representations of our Reporting Persons, we have determined that no Reporting Person known to us was delinquent with respect to their reporting obligations as set forth in Section 16(a) of the Exchange Act.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at our Annual Meeting of Stockholders to be held in 2010 must be received by us no later than December 7, 2009, which is 120 days prior to the first anniversary of the mailing date of the proxy, in order to be included in our proxy statement and form of proxy relating to that meeting. These proposals must comply with the requirements as to form and substance established by the SEC for such proposals in order to be included in the proxy statement. Under our amended and restated bylaws, a stockholder who wishes to make a proposal at the 2010 Annual Meeting without including the proposal in our proxy statement and form of proxy relating to that meeting must notify us no earlier than January 6, 2010 and no later than February 6, 2010 unless the date of the 2010 Annual Meeting is more than 30 days before or more than 60 days after the one-year anniversary of the 2009 Annual Meeting. If the stockholder fails to give notice by this date, then the persons named as proxies in the proxies solicited by the board of directors for the 2010 Annual Meeting may exercise discretionary voting power regarding any such proposal. All such proposals of stockholders must also satisfy the conditions for such proposals set forth in our amended and restated bylaws. Stockholders are advised to review our amended and restated bylaws, which contain requirements with respect to advance notice of stockholder proposals and director nominations.

ANNUAL REPORT

Our Annual Report for the fiscal year ended December 28, 2008 will be mailed to stockholders of record on or about April 6, 2009. Our Annual Report does not constitute, and should not be considered, a part of this proxy statement.

If any person who was a beneficial owner of our common stock on the Record Date requests a copy of our Annual Report on Form 10-K, it will be furnished without charge upon receipt of a written request identifying the person so requesting a report as a stockholder of our company at such date. Requests should be directed to Bare Escentuals, Inc., 71 Stevenson Street, 22nd Floor, San Francisco, California 94105, Attention: Corporate Secretary.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker or contact Broadridge Financial Solutions either by calling toll-free at 800-542-1061 or directing a written request to Broadridge Financial Solutions, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Stockholders who currently receive multiple copies of the proxy statements at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER BUSINESS

Our board of directors does not know of any matter to be presented at our 2009 Annual Meeting which is not listed on the Notice of 2009 Annual Meeting and discussed above. If other matters should properly come before the meeting, however, the persons named in the accompanying Proxy will vote all proxies in accordance with their best judgment.

All stockholders are urged to complete, sign, date and return the accompanying Proxy card in the enclosed envelope.

By Order of the Board of Directors,

Leslie A. Blodgett
Dated: April 6, 2009	Chief Executive Officer

PROXY

BARE ESCENTUALS, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 6, 2009

The undersigned stockholder of Bare Escentuals, Inc., a Delaware corporation (the “Company”), hereby appoints Leslie A. Blodgett and Myles B. McCormick, and each of them, as attorneys and proxies for the undersigned with full power of substitution, to attend the annual meeting of the Company’s stockholders to be held on May 6, 2009 at 8:00 a.m., Pacific daylight time, at the Palace Hotel, located at 2 New Montgomery Street, San Francisco, California 94105, and any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement and revokes any proxy heretofore given with respect to such meeting.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BARE ESCENTUALS, INC.

The Board of Directors recommends a vote FOR the nominees listed in Proposal 1 and FOR Proposal 2.

Vote On Directors		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1.	To elect the Company’s three nominees for director for a three-year term to expire at the 2012 Annual Meeting of Stockholders. The present Board of Directors of the Company has nominated and recommends for election as director the following persons:	☐	☐	☐

Nominees:

01) Leslie A. Blodgett
02) Karen M. Rose 03) John S. Hamlin

		For	Against	Abstain
2.	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 3, 2010.	☐	☐	☐

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2.

In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

All other proxies heretofore given by the undersigned to vote shares of stock of the Company, which the undersigned would be entitled to vote if personally present at the annual meeting or any adjournment or postponement thereof, are hereby expressly revoked.

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

PLEASE DATE THIS PROXY AND SIGN IT EXACTLY AS YOUR NAME OR NAMES APPEAR(S) ABOVE. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS AN ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF SHARES ARE HELD BY A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY THE PRESIDENT OR OTHER AUTHORIZED OFFICER. IF SHARES ARE HELD BY A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AN AUTHORIZED PERSON.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date